UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 6
FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Yaboo, Inc.
(Name of small business issuer in our charter)

Nevada	7221	26-3606113

(State or other jurisdiction of	(Primary Standard	IRS I.D.
incorporation or organization)	Industrial Classification
	Code Number)

70 West Madison St., Suite 1400	60602
Chicago, IL

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number:  312-214-6116
Corporate Administrative Services, Inc.
1955 Baring Blvd
Sparks, NV 89434
(775) 358-1412
(Name, address and telephone number of agent for service)

SEC File No:  333-164999

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer ☐	Accelerated Filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee [1] [2]
Common Stock offered by the Selling Stockholders [3]	2,502,000	$0.15	$375,300.	$26.76

(1) Estimated in accordance with Rule 457(a) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on recent prices of private transactions.

(2) Calculated under Section 6(b) of the Securities Act of 1933 as .00007130 of the aggregate offering price.

(3) Represents shares of the registrant’s common stock being registered for resale that have been issued to the selling shareholders named in this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

Yaboo, Inc.

Selling shareholders are offering up to 2,502,000 shares of common stock.  The selling shareholders will offer their shares at $0.15 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices.    We will not receive proceeds from the sale of shares from the selling shareholders.

There are no underwriting commissions involved in this offering.  We have agreed to pay all the costs of this offering. Selling shareholders will pay no offering expenses.

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board.  There is no guarantee that our securities will ever trade on the OTC Bulletin Board or other exchange.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.  See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________________ , 2010.

TABLE OF CONTENTS

Summary Information and Risk Factors	4
Risk Factors	7
Use of Proceeds	17
Determination of Offering Price	17
Dilution	17
Selling Shareholders	17
Plan of Distribution	20
Legal Proceedings	22
Directors, Executive Officers, Promoters, and Control Persons	22
Security Ownership of Certain Beneficial Owners and Management	24
Description of Securities	24
Interest of Named Experts	25
Disclosure of Commission Position on Indemnification for Securities Liabilities	25
Description of Business	26
Management’s Discussion and Analysis of Financial Condition and Results of Operations	30
Description of Property	36
Certain Relationships and Related Transactions	36
Market for Common Equity and Related Stockholder Matters	37
Executive Compensation	40
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	43
financial statements	44

SUMMARY INFORMATION AND RISK FACTORS

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.

Organization

Yaboo, Inc. (the Company) was incorporated under the laws of Nevada on August 11, 2008, with registered address at 375 N. Stephanie St., Suite 1411, Henderson, NV 89014.  Yaboo, Inc. has principal office at 70 W. Madison St., Ste. 1400, Chicago, IL 60602.  Our telephone number is 312-214-6116.

On April 17, 2009, Yaboo, Inc. established a 100% wholly foreign owned company in China, Yaboo Agriculture (Taizgou) Co, Ltd, located at Hailing Modern Agricultural Demonstration Zone, Hailing District, TaiZhou City, Jiangsu Province, People’s Republic of China, to conduct and operate the business.

In October 2009, Yaboo Agriculture (Taizgou) Co, Ltd. acquired the 100% ownership of a Chinese company, Qilin Bay Ecological Restaurant Co., Ltd. (“Qilin Bay”), owned by Taizhou Sunny Agricultural Development Co., Ltd.  Taizhou Sunny Agricultural Development Co., Ltd. was 100% owned and operated by local district government, Hailing Modern Agricultural Demonstration Zone Administration Office.  Yaboo Agriculture (Taizhou) Co., Ltd. paid cash of $146,455 to Taizhou Sunny Agricultural Development Co., Ltd., for the 100% ownership of Qilin Bay.

Qilin Bay Restaurant Co., Ltd. (“Qilin Bay”), was incorporated on July 16, 2008 by Taizhou Sunny Agricultural Development Co., Ltd. to operate a specialty restaurant located in North Jiangzhou Road, Hailing Modern Agriculture Demonstration Zone, Hailing District, Taizhou City, Jiangsu Province, China.  Yaboo Agriculture (Taizhou) Co. Ltd. will conduct the restaurant business in China through Qilin Bay.

We own and operate only one restaurant, Qilin Bay Restaurant.  The sole source of our revenues is through operations of our one restaurant since the restaurant was opened on October 22, 2009.  We did not generate revenues prior to our restaurant being opened. We record revenue based upon the food and beverage sales at the restaurant when the food and beverage is delivered and consumed by restaurant customers for our retail customers who paid with cash.  A few local government organizations did sign sales receipts and the restaurant would send the local government departments bills for payments, and we recorded revenues when payment was received.

Business

We operate what is known in China as a “green foods” restaurant, which comprises the operating activities of the Qilin Bay Restaurant.  There are no “licensed” green foods restaurants in China.  Instead, as what is known in China as a “green foods” restaurant, we focus on selling foods that meet “Green Food” standards set by the China Ministry of Agriculture.  Chinese green food standards are not as strictly defined or tested as USA’s organic food standards.  In China, “green food” means that the food materials were naturally grow without utilizing pesticides or any chemicals, the food materials must have no harmful materials tested which may have no negative effects on human beings.  Much of the food we serve was grown by farmers or in a nearby greenhouse located in the Taizhou City Hailing Modern Agriculture Demonstration Zone.  Taizhou City Hailing Modern Agriculture Demonstration Zone is approved by China Ministry of Agriculture to grow vegetables according to China’s green food standards.  We believe the food we serve that is grown in the Taizhou City Hailing Modern Agriculture Demonstration Zone meets Chinese “green food” standards, although we do not perform any independent tests on these foods or on foods we buy at local markets that are not grown in the Hailing Modern Agriculture Demonstration Zone.

Our restaurant comprises the operating activities of the Qilin Bay Restaurant.  The restaurant is located in the center of “Taizhou City Hailing Modern Agricultural Demonstration Zone.” The restaurant’s interior is built in accordance of Chinese-garden style. The restaurant includes a 3500-square meter greenhouse, with various flowers and trees. Customer will enjoy their meals in this natural environment.  The restaurant has 24-stylized dinning rooms, along with a 2000-square meter hall. The hall has an entertainment stage surrounded by 300 seats. There is also a section built inside of the restaurant, for the purpose of displaying green food, which could also be used as VIP member club. The member club provides pre-cooked foods for members to take home.

We operate only one restaurant, Qilin Bay Restaurant.  We will continue to generate revenues solely from operations of this one restaurant, as described above.

After acquisition of the Qilin Bay Restaurant, we remodeled and started to operate in October 2009.  The gross sales revenue generated through the operations of the restaurant was $117,547 as of December 31, 2009; the gross revenue of $267,426 for the year ended December 31, 2010.There was an operating loss of $177,317 for 2009, and an operating loss of $139,705, primarily as the result of operating losses at the restaurant combined with corporate overhead, respectively.

From August 11, 2008 through December 31, 2010, we generated $384,973 in revenues although we have had an operating loss during this period of ($330,608).  From August 11, 2008 through December 31, 2010, our total expenses including cost of goods and operating expenses was $715,581, and the averaged monthly cost, i.e., the monthly burn rate was $26,021.  As of December 31, 2010, the averaged monthly sales revenue was $14,000; and the net monthly negative cash flow was $12,021.   As of December 31, 2010, the cash balance in the bank was $25,450, which will only last for two months’ operations.  After two months, the founder of the Company, Mr. Jiang and other board members have orally agreed to loan to the company sufficient funds as the Company needs to continue operations to the extend we do not generate sufficient funds from cash flow from operation of the restaurant.  We do not have any written loan agreement in place with Mr. Baoguo Jiang or board members.  The loan will be for the company’s operation purpose without interest charge, the loan may be requested to pay off as long as the Company can generate sufficient cash flows to continue operations and repay the loan.  As of December 31, 2010, there was total $85,440 loan balance from shareholder, Mr. Baoguo Jiang.  We anticipate needing $320,000 to fund our proposed operations for the next 12 months, including approximately $80,000 to fund the costs of being a public company.  We anticipate funding these amounts from operating cash flow or from the oral agreements from management.  If we do not generate sufficient operating cash flow and our management does not loan us the funds, and if we are unable to obtain alternative debt or equity financing, we may have to suspend or cease operations.

In addition, the management may pursue to increase marketing activities to increase sales. We will continue to advertise on local newspapers, send more brochures, menus, and coupons to attract more  customers.  And the same time, we will continue contacts with local governments to attempt to get more reservations.  We anticipate spending approximately $10,000  on these activities in the next 12 months.

Our restaurant was closed and Qilin Bay was inactive from January to September 2009 due to prior restaurant operational management’s personal family reasons.   We do not expect this situation to reoccur as we have replaced operational management. Our lack of operating history and financial resources raises substantial doubt about our ability to continue as a going concern and our financial statements contain a going concern qualification.

The Company’s organization chart is illustrated as follows:

Qilin Bay Restaurant, is owned 100% by Yaboo Agriculture (Taizhou) Co., Ltd., a 100% subsidiary of Yaboo, Inc.

The Offering

As of the date of this prospectus, we had 47,278,000 shares of common stock outstanding.

Selling shareholders are offering up to 2,502,000 shares of common stock.  The selling shareholders will offer their shares at $0.15 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.  We will pay all expenses of registering the securities, estimated at approximately $100,000.  We will not receive any proceeds of the sale of these securities.

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock.  The current absence of a public market for our common stock means that our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Financial Summary

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

STATEMENT OF LOSS:

	For the Year	For the Year
	Ended	Ended
	December 31	December 31
	2010	2009

Revenue	$267,426	$117,547
Cost of Goods Sold	$158,963	$88,667
Gross Profit	$108,463	$28,880
Operating Expense	$248,168	$206,197
Net Loss	$139,705	$177,317

BALANCE SHEETS:

	December 31	December 31
	2010	2009

ASSETS	$267,183	$357,587
LIABILITIES	$125,555	$81,210
STOCKHOLDERS' EQUITY	$141,628	$276,377
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$267,183	$357,587

RISK FACTORS

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock.  All material risks are discussed in this section.

Our generating no significant revenues from operations makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

Since our inception, as of December 31, 2010, we have generated revenues of $384,973, but have incurred operating losses of $330,608.  Our business plan is still speculative and unproven.  There is no assurance that we will be successful in executing our business plan or that even if we successfully implement our business plan, we will ever generate revenues or profits, which makes it difficult to evaluate our business.  As a consequence, it is difficult, if not impossible, to forecast our future results based upon our historical data.  Because of the uncertainties related to our lack of historical operations, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in sales, revenues or expenses.  If we make poor budgetary decisions as a result of unreliable historical data, we may never generate revenues or become profitable or incur losses, which may result in a decline in our stock price.

There is substantial doubt about our ability to continue as a going concern as a result of our lack of operating history and financial resources, and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

Our lack of any operating history and financial resources raises substantial doubt about our ability to continue as a going concern and our financial statements contain a going concern qualification.  Our financial statements do not include adjustments that might result from the outcome of this uncertainty and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

Because we currently maintain no insurance, we currently do not have may not have in the future adequate assets to cover any losses or damages and could have to cease operations and cause the loss of your entire investment.

We currently maintain no insurance.  We currently do not have insurance and may not have in the future sufficient assets to damage to our premises or any claims of injury or damage by our customers, all of which could cause us to cease operations and cause the loss of your entire investment.

We may be unable to compete effectively in the restaurant industry which could reduce our revenues.

The restaurant industry is intensely competitive. Many of our direct and indirect competitors are well-established national, regional or local chains or local operators such as Inner Mongolia Little Sheep Catering Chain Co., Ltd. with a greater market presence than us. Further, some competitors have substantially greater financial, marketing and other resources than us. In addition, independent owners of local or regional establishments may enter the specialty restaurant business without significant barriers to entry and such establishments may provide price competition for our restaurant. Competition in the specialty segment of the restaurant industry is expected to remain intense with respect to price, service, location, concept and the type and quality of food. We also face intense competition for qualified management personnel and restaurant staff.

Expenses required to operate as a public company will reduce funds available to develop our business and could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

Operating as a public company is more expensive than operating as a private company.  For example, as a public company, we will be required to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements.  We anticipate that these costs will be approximately $75,000 per year.  Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

Risk Factors Related to Our Restaurant

Restaurant quarterly operating results may fluctuate due to the timing of special events and other factors,

Our restaurant’s quarterly operating results will be subject to fluctuations based on the dates for holiday and other celebration events in China such as the Chinese New Year in February.  Further, our quarterly operating results may fluctuate significantly because of other factors, including:

o	Fluctuations in food costs;

o	Labor availability and costs for staff and management personnel;

o	Changes in competitive factors;

o	Disruption in supplies;

o	General economic conditions and consumer confidence;

o	The impact from natural disasters;

As a result of the factors discussed above, our quarterly and annual operating results revenues may fluctuate significantly. Accordingly, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year. These fluctuations may cause future operating results to fall below the expectations of securities analysts and investors. In that event, the price of our common stock would likely decrease.

We are susceptible to adverse trends and economic conditions in Jiangsu Province China which could reduce our revenues.

We operate only one restaurant and it is located in Jiangsu Province China. As a result, e are susceptible to adverse trends and economic conditions in Jiangsu Province. In addition, given our geographic concentration in one city, regional occurrences such as local strikes, new or revised laws or regulations, or disruptions in the supply of food products could reduce our revenues.

Changes in consumer preferences or discretionary consumer spending could harm our restaurant’s performance which could reduce our revenues.

Our success depends, in part, upon the continued popularity of specialty dining restaurant styles. We also depend on trends toward consumers eating away from home more often. Shifts in these consumer preferences could negatively affect our future profitability. Reduced consumer demand for our menu items and could result in a decrease in guest traffic to our restaurant, which could materially harm our business. In addition, our success depends to a significant extent on numerous factors affecting discretionary consumer spending, including economic conditions, disposable consumer income and consumer confidence. A decline in consumer spending or in economic conditions could reduce guest traffic or impose practical limits on pricing, either of which could harm our business, financial condition, operating results or cash flow.

Natural disasters and other events could harm our restaurant’s performance which could reduce our revenues.

A natural disaster, such as a violent storm, a serious and widespread disease, such as an avian flu pandemic, or other events, such as a serious terrorist attack, could have a material adverse effect on our restaurant’s performance.

Government regulations concerning restaurant operations may harm our restaurant’s operations which could reduce our revenues.

The restaurant industry is subject to numerous federal, state and local governmental regulations, including those relating to the preparation and sale of food and alcoholic beverages, sanitation, public health, fire codes, zoning and building requirements. Termination of the liquor license for our restaurant would adversely affect our revenues. Our restaurant is also subject to laws governing our relationships with employees, including benefit, wage and hour laws, and laws and regulations relating to workers' compensation insurance rates, unemployment and other taxes, working and safety conditions and citizenship or immigration status.  Failure to comply with any of these regulations or increases in the minimum wage rate, employee benefit costs or other costs associated with employees, could adversely our operations.

An increase in the cost of food products could adversely affect our operating results which could reduce our revenues.

If the cost of food we use in preparing dishes at our restaurant increases, cost of sales will increase and operating income could be reduced. Our restaurant’s primary food products are natural farmed pork, chicken, beef, and various vegetables, grains, and rice.  Any material increase in the cost of food products, cost of sales could be affected by increases in the cost of the food products, which can result from a number of factors, including seasonality, increases in the cost of grain, disease and other factors that affect availability, and greater international demand for domestic chicken and beef products.

Risks Related to Management and Personnel

We depend heavily on key personnel, and turnover of key senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our senior management personnel, including Baoguo Jiang, Chairman. If Baoguo Jiang, Chairman fails to perform in his current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer.  We depend on the skills and abilities of this key employee in managing the operations, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future.  We do not have a written employment agreement with our Chairman and CEO, Baoguo Jiang.

Our management has no experience in managing the day to day operations of a public company and, as a result, we may incur additional expenses associated with the management of our company.

Baoguo Jiang, Chairman and CEO is responsible for the operations and reporting of the combined company. The requirements of operating as a small public company are new to management and the employees as a whole. This will require us to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned.  Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.
Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, none of which are independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors.  Indeed, we do not have any audit or compensation committee.  These functions are performed by the board of directors as a whole.  No members of the board of directors are independent directors.  Thus, there is a potential conflict in that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Certain of our stockholders hold a significant percentage of our outstanding voting securities which could reduce the ability of minority shareholders to effect certain corporate actions.

Our officers, directors and majority shareholders are the beneficial owners of approximately 79.95% of our outstanding voting securities. As a result, they possess significant influence and can elect a majority of our board of directors and authorize or prevent proposed significant corporate transactions. Their ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

Risks Related to our Operations in China

Because all our customers and operations are located in China, the following risks could affect our business and thus harm our revenues.

General economic conditions in China could reduce our revenues.

General economic conditions in China have an impact on our business and financial results. The global economy in general and in China specifically remains uncertain. As a result, individuals and companies may delay or reduce expenditures. Weak economic conditions and/or softness in the consumer or business channels could result in lower demand for our products, resulting in lower sales, earnings and cash flows.

Changes in China’s political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

•	Level of government involvement in the economy;

•	Control of foreign exchange;

•	Methods of allocating resources;

•	Balance of payments position;

•	International trade restrictions; and

•	International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic cooperation and Development, or OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy, and weak corporate governance traditions and a lack of flexible currency exchange policy continue to persist. As a result of these differences, we could be adversely affected in that there could be increased competition from state-owned enterprises or changes in economic policies could adversely affect potential patron’s economic situation thereby reducing our revenues.

Our business is largely subject to the uncertain legal environment in China and your legal protection could be limited.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses. Further as a result, it could be difficult for investors to effect service of process in the U.S. or to enforce a judgment obtained in the U.S. against our Chinese operations and subsidiaries.

You may have difficulty in enforcing any judgment against any or all of our executive officers and directors as they are residents of China and not of the U.S., and substantially all the assets of these persons are located outside the U.S.

All of our executive officers and our directors are residents of China and not of the U.S., and substantially all the assets of these persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against our Chinese operations and subsidiaries.

The Chinese government exerts substantial influence over the manner in which we must conduct their business activities.

Only recently has China permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.  Any divestiture could reduce our assets or revenues and thus reduce the value of our stock.

The value of our securities will be affected by the foreign exchange rate between U.S. dollars and RMB.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and RMB, and between those currencies and other currencies in which our sales may be denominated. Currently, RMB is stronger than U.S. Dollars. For example, to the extent that we need to convert U.S. dollars into RMB for our operational needs and should RMB appreciate against the U.S. dollar at that time, our financial position, the business of the Company, and the price of our common stock may be harmed. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against RMB, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

In the event that the U.S. dollars appreciate against RMB, our costs will increase. If we cannot pass the resulting cost increase on to our customers, our profitability and operating results will suffer. In addition, since our sales to international customers grew rapidly, we are subject to the risk of foreign currency depreciation.

Because our holding company structure creates restrictions on the payment of dividends, our ability to pay dividends is limited.

We have no direct business operations, other than our ownership of our subsidiaries. If we decide in the future to pay dividends, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary.  In addition, our operating subsidiary, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. If future dividends are paid in Renminbi, fluctuations in the exchange rate for the conversion of Renminbi into U.S. dollars may adversely affect the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars. We do not presently have any intention to declare or pay dividends in the future. You should not purchase shares of our common stock in anticipation of receiving dividends in future periods.

We may be unable to enforce our rights due to policies regarding the regulation of foreign investments in China, which could reduce our ability to compete and our revenues.

The PRC's legal system is a civil law system based on written statutes in which decided legal cases have little value as precedents, unlike the common law system prevalent in the United States.  The PRC does not have a well-developed, consolidated body of laws governing foreign investment enterprises. As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation, and may be subject to influence by external forces unrelated to the legal merits of a particular matter.  China's regulations and policies with respect to foreign investments are evolving. Definitive regulations and policies with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published.  Statements regarding these evolving policies have been conflicting and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis. The uncertainties regarding such regulations and policies present risks which may affect our ability to achieve our business objectives.  If we are unable to enforce any legal rights we may have under our contracts or otherwise, our ability to compete with other companies in our industry could be materially and negatively affected and our revenues could be reduced.

It may be difficult for stockholders to enforce any judgment obtained in the United States against us, which may limit the remedies otherwise available to our stockholders.

All of our assets are located outside the United States and all of our current operations are conducted in China.  Moreover, all of our directors and officers are nationals or residents of China.  All or a substantial portion of the assets of these persons are located outside the United States.  As a result, it may be difficult for our stockholders to effect service of process within the United States upon these persons.  In  addition,  there is  uncertainty  as to whether the courts of China would recognize or enforce  judgments of U.S. courts obtained against us or such officers and/or directors  predicated upon the civil liability  provisions  of the  securities  law of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons  predicated  upon the  securities  laws of the United States or any state thereof.  Further, China’s treaties do not provide for reciprocal recognition and enforcement of judgments of U.S. courts.

If we lose our restaurant business license, we may have to suspend or cease operations which will reduce our revenues.

Although there are no requirements to keep a minimum amount of cash in our bank account to keep our restaurant license, we have the risk of potential loss of the restaurant business license for other reasons, such as if we will not pass the annual environmental or health safety inspections by the local government.  If we lose our restaurant business license, we may have to suspend or cease operations which will reduce our revenues.

Our executive officers are not receiving any cash compensation although we may pay our executive officers compensation in the future if the Board of Directors determines our resources allow.

Currently all executives officers are not receiving any compensation either in form of cash compensation or stock compensation.  As long as we are in the development stage or incur net losses from operation, we will not compensate the executive officer, specifically, to Chairman and CEO, Baoguo Jiang.  However, if we generate profits in the future, our net revenues will be reduced by compensation expenses for our executive officers, which we anticipate to be less that those received by executive officers of comparable U.S. companies due to current lower cost of living in China, generally in the range of $50,000 to $75,000.

Risks Related to the Market for our Stock

Investors may have difficulty in reselling their shares due to the lack of market or state Blue Sky laws.

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future.

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the Shares available for trading on the OTCBB, investors should consider any secondary market for the Company's securities to be a limited one. We intend to seek coverage and publication of information regarding the company in an accepted publication which permits a "manual exemption." This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations.  We may not be able to secure a listing containing all of this information.  Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions.  We anticipate that our common stock will become a “penny stock”, and we will become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We do not anticipate that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Sales of our common stock under Rule 144 could reduce the price of our stock.

There are 9,478,000 shares of our common stock held by non-affiliates and 37,800,000 shares held by affiliates Rule 144 of the Securities Act of 1933 defines as restricted securities.

All of our shares held by non-affiliates are currently eligible for resale or are being registered in this offering, however affiliates will still be subject to the resale restrictions of Rule 144.  In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

If in the future we are not required to continue filing reports under Section 15(d) of the 1934 Act, for example because we have less than three hundred shareholders of record at the end of the first fiscal year in which this registration statement is declared effective, and we do not file a Registration Statement on Form 8-A upon the occurrence of such an event, our securities can no longer be quoted on the OTC Bulletin Board, which could reduce the value of your investment.

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission as required under Section 15(d).  However, if in the future we are not required to continue filing reports under Section 15(d), for example because we have less than three hundred shareholders of record at the end of the first fiscal year in which this registration statement is declared effective, and we do not file a Registration Statement on Form 8-A upon the occurrence of such an event, our securities can no longer be quoted on the OTC Bulletin Board, which could reduce the value of your investment.  Of course, there is no guarantee that we will be able to meet the requirements to be able to cease filing reports under Section 15(d), in which case we will continue filing those reports in the years after the fiscal year in which this registration statement is declared effective.  Filing a registration statement on Form 8-A will require us to continue to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.  Thus the filing of a Form 8-A in such event makes our securities continued to be able to be quoted on the OTC Bulletin Board.

Special Information Regarding Forward Looking Statements

Some of the statements in this prospectus are “forward-looking statements.”  These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, among others, the factors set forth above under “Risk Factors.”  The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements.  We caution you not to place undue reliance on these forward-looking statements.  We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments.  However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer.  Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

USE OF PROCEEDS

Not applicable.  We will not receive any proceeds from the sale of shares offered by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.  In order to assure that selling shareholders will offer their shares at $0.15 per share until our shares are quoted on the OTC Bulletin Board, we will notified our shareholders and our Transfer Agent that no sales will be allowed prior to the date our shares are quoted on the OTC Bulletin Board without proof of the selling price.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING SHAREHOLDERS

The selling shareholders named below are selling the securities.  The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling shareholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling shareholders upon termination of this offering.

We believe that the selling shareholders listed in the table below have sole voting and investment powers with respect to the securities indicated.  We will not receive any proceeds from the sale of the securities by the selling shareholders.  No selling shareholders are broker-dealers or affiliates of broker-dealers.  All selling shareholders may be deemed underwriters.

Name	Total Shares Owned	Shares Registered	% owned before Offering	Amount owned after the offering, assuming all shares sold [1]	% owned after the offering, assuming all shares sold [1]	Relationship to us
Jianhua Li	6,000,000	100,000	12.69%	5,900,000	12.48%
Xinwei Shi	50,000	50,000	0.11%	0	0.00%
Lijun Jia	50,000	50,000	0.11%	0	0.00%
Zhiling Yan	20,000	20,000	0.04%	0	0.00%
Wenquan Li	1,000,000	100,000	2.12%	900,000	1.90%
Chunming Shen	60,000	60,000	0.13%	0	0.00%
Jing Yan	20,000	20,000	0.04%	0	0.00%
Xiaoyan Gao	20,000	20,000	0.04%	0	0.00%
Meijuan Li	60,000	60,000	0.13%	0	0.00%
Meilan Cong	40,000	40,000	0.08%	0	0.00%
Yu Yan	20,000	20,000	0.04%	0	0.00%
Xiaomeng Lv	20,000	20,000	0.04%	0	0.00%
Lei Yang	20,000	20,000	0.04%	0	0.00%
Xueqing Chen	20,000	20,000	0.04%	0	0.00%
Changlong Ju	20,000	20,000	0.04%	0	0.00%
Shilan Dai	20,000	20,000	0.04%	0	0.00%
Lan Dong	40,000	40,000	0.08%	0	0.00%
Haosheng Dong	20,000	20,000	0.04%	0	0.00%
Linyan Yan	20,000	20,000	0.04%	0	0.00%
Guohua Mao	20,000	20,000	0.04%	0	0.00%
Fangzhou Mao	20,000	20,000	0.04%	0	0.00%
Gang Zhao	20,000	20,000	0.04%	0	0.00%
Bin Dong	20,000	20,000	0.04%	0	0.00%
Shaofeng Qu	20,000	20,000	0.04%	0	0.00%
Suping Wang	20,000	20,000	0.04%	0	0.00%
Yanqiu Qu	20,000	20,000	0.04%	0	0.00%
Zhiyin Cao	20,000	20,000	0.04%	0	0.00%
Peiqin Yu	20,000	20,000	0.04%	0	0.00%
Jixiang Shun	20,000	20,000	0.04%	0	0.00%
Lianzhi Fu	20,000	20,000	0.04%	0	0.00%
Xiaosong Dong	20,000	20,000	0.04%	0	0.00%
Qing Zhao	20,000	20,000	0.04%	0	0.00%
Yan Tian	60,000	60,000	0.13%	0	0.00%
Jinbao Liang	60,000	60,000	0.13%	0	0.00%
Xiujie Han	60,000	60,000	0.13%	0	0.00%
Xianqi Chen	20,000	20,000	0.04%	0	0.00%
Ailing Zhu	20,000	20,000	0.04%	0	0.00%
Ruomin Wang	20,000	20,000	0.04%	0	0.00%
Yanping Wei	40,000	40,000	0.08%	0	0.00%
Qiang Xu	100,000	100,000	0.21%	0	0.00%
Xingyi Li	140,000	100,000	0.30%	40,000	0.08%
Fengqing Huang	60,000	60,000	0.13%	0	0.00%
Chunling Bi	22,000	22,000	0.05%	0	0.00%
Huisen Lu	100,000	100,000	0.21%	0	0.00%
Sherman Tong	100,000	100,000	0.21%	0	0.00%
Baocai Jiang	60,000	60,000	0.13%	0	0.00%
Baoku Jiang	20,000	20,000	0.04%	0	0.00%
Guilan Yu	20,000	20,000	0.04%	0	0.00%
Baofu Jiang	20,000	20,000	0.04%	0	0.00%
Shuhong Cheng	20,000	20,000	0.04%	0	0.00%
Guiping Su	20,000	20,000	0.04%	0	0.00%
Jishan Dong	100,000	100,000	0.21%	0	0.00%
Baoxia Jiang	300,000	200,000	0.63%	100,000	0.21%
Yu Xia	100,000	100,000	0.21%	0	0.00%
Limin Dai	100,000	100,000	0.21%	0	0.00%
Michael T. Williams	236,000	100,000	0.50%	136,000	0.29%	Attorney
Total	9,578,000	2,502,000	20.26%	7,076,000	14.97%

 [1]  Assuming sale of all shares registered hereunder

Shares of three officers, Baoguo Jiang, Zhanmin Gao, and Zhongming Wang are not going to be registered for sell

Acquisition of Shares by Selling Shareholders

The selling shareholders acquired their shares by purchase exempt from registration under section 4(2) of the Securities Act of 1933 or Regulation S under the Securities Act of 1933, as follows:

On December 1, 2008, the founder and CEO of the company, Baoguo Jiang, transferred 16,100,000 of his shares as gift to five individuals, as follows:

Name	Transfer Date	Shares QTY
Zhanmin Gao	12/1/2008	5,000,000
Zhongming Wang	12/1/2008	5,000,000
Jianhua Li	12/1/2008	6,000,000
Xinwei Shi	12/1/2008	50,000
Lijun Jia	12/1/2008	50,000
Total		16,100,000

There was no cash consideration paid for these shares.  None of the recipients were U.S. citizens or residents and all the recipients were non-U.S. citizens or residents.  For the purposes of determining the holding period of these shares for Rule 144, there was no taking of the holding period of the donor and the applicable Rule 144 holding period recommenced as of the date of transfer, December 1, 2008.

In December 2008, an additional 3,142,000 shares were issued to 52 non U.S. citizens or residents at $ 0.05 per share or $157,100.

On December 31, 2008, 236,000 shares were issued to Williams Law Group at $ 0.05 per share for the legal service value $11,800.  All of the above shareholders except Williams Law Group are not citizens or residents of the United States.

Blue Sky

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the Shares available for trading on the OTCBB, investors should consider any secondary market for the Company's securities to be a limited one. We intend to seek coverage and publication of information regarding the company in an accepted publication which permits a "manual exemption." This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations.  We may not be able to secure a listing containing all of this information.  Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market.  No market may ever develop for our common stock, or if developed, may not be sustained in the future.  Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Selling shareholders are offering up to 2,502,000 shares of common stock.  The selling shareholders will offer their shares at $0.15 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.  We will not receive any proceeds of the sale of these securities.  We will pay all expenses of registering the securities.

The securities offered by this prospectus will be sold by the selling shareholders without underwriters and without commissions.  The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market or privately negotiated transactions.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledge in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the OTC Bulletin Board, the selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.

In addition to the above, each of the selling shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person.  We have instructed our selling shareholders that they many not purchase any of our securities while they are selling shares under this registration statement.  We have advised them that we will monitor our stock transfer records on a regular basis and will void any transaction they undertake in violation of this restriction.

Upon this registration statement being declared effective, the selling shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholders will sell any or all of the securities.  In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities. Pursuant to oral promises we made to the selling shareholders, we will pay all the fees and expenses incident to the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment disclosing such matters.

OTC Bulletin Board Considerations

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock.  We have engaged in preliminary discussions with an NASD Market Maker to file our application on Form 211 with the NASD, but as of the date of this prospectus, no filing has been made.  We anticipate that after this registration statement is declared effective, it will take approximately 2 – 8 weeks for the NASD to issue a trading symbol.

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market.  NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board.  The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of our issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards.  Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in our files.  The NASD cannot deny an application by a market maker to quote the stock of a company.  The only requirement for inclusion in the bulletin board is that the issuer be current in our reporting requirements with the SEC.

Although we anticipate listing on the OTC Bulletin board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ.  Investors’ orders may be filled at a price much different than expected when an order is placed.  Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities.  Investors do not have direct access to the bulletin board service.  For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually.  Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone.  In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders.  Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

LEGAL PROCEEDINGS

There are no pending or threatened lawsuits against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The board of directors elects our executive officers annually.  A majority vote of the directors who are in office is required to fill vacancies.  Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our director and executive officer is as follows:

Name	Age	Position
Baoguo Jiang	47	Chairman of the Board, CEO
Zhanming Gao	46	Secretary, Director
Zhongming Wang	46	Vice President, Director

Baoguo Jiang joined us in August 2008 as founder of Yaboo, Inc., and has been Chairman and CEO since then.  In year 2003 to 2008, he was the President of Yao Yao Corporation which operated a Asian Food Restaurant in Illinois, USA.  In year 1997 to 2008, he was the CEO of C&J Food Production Inc in Oshkosh Wisconsin which operated two Chinese Restaurant in Wisconsin, USA.  .  In year 1994 to 1996, he was the manager of Fond Du Lac Wisconsin Company, a food distribution and Asian food restaurant.   In June 1984, he received an Agricultural Sciences Bachelor Degree at Heilongjiang Bayi Agricultural University of China.  In December 1987, he received a Master Degree of Shenyang Applied Ecology Institute, Chinese Academy of Sciences.  In December 1994, he was PhD candidate for Agroecology in University of Wisconsin.  As our Director, he brings his significant education and experience in our industry as well as knowledge of our products and services.

Zhanmin Gao has been Secretary since August 2008.  In 1984 to 1998, he was a Senior Agricultural Engineer at Heilongjiang Agricultural Sciences Institute. In year 1998 to 2008, he was the General Manager and President of Heilongjiang ShengYuan agricultural co, Ltd and the Director of NingAn Real Estate, Incorp.  In June 1984, he received an Agricultural Sciences Bachelor Degree at Heilongjiang Bayi Agricultural University of China.  As our Director, he brings his significant management experience as well as knowledge of agricultural services which will assist us having greater knowledge of the products we buy to serve at our restaurant.

Zhongming Wang has been Vice President since August 2008.  In year 1985 to 1986, he was a business manager of Trading Department of Shenzhen Eastern Development co., Ltd.  In 1987 to 1992, he was the manager of Trading Department of Shenzhen LianHua Development Co.  In 1992 to 1993, he was the General Manager of Shenzhen Dadi Corporation.  In 1993 to date, he was the President of Mingchen Internatinal Co, Ltd, HongKong Yaoling Corporation, Shenzhen Mingshi Hotel, Inc, and Jiangxi Nanchang Nanjiao Hotel, Inc. In June 1984, he received an Agricultural Sciences Bachelor Degree at Heilongjiang Bayi Agricultural University of China.
As our Director, he brings his management experience as well as financial services background.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

•
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,

•
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

•
Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.

•	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.

•	Having any administrative proceeding been threatened against you related to their involvement in any type of business, securities, or banking activity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group.  To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted.  There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. The business address for these shareholders is 375 N. Stephanie St., Suite 1411, Henderson, NV 89014-8909
Name	Title	Number of Shares	% of Common Share
Baoguo Jiang	Chairman	27,800,000	58.80%
Zhanming Gao	Secretary	5,000,000	10.58%
Zhongming Wang	Vice President	5,000,000	10.58%
Jianhua Li [1]		6,000,000	12.69%
All officers and directors as a group [3 persons]		37,800,000	79.95%

[1]  Of these shares, 100,000 are being registered for resale in this registration statement.  If these shares are sold, he will own 5,900,000 shares or 12.48% of our issued and outstanding stock assuming no additional shares are issued.

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as set forth above, applicable percentages are based upon 47,278,000 shares of common stock outstanding as of December 14, 2010.

DESCRIPTION OF SECURITIES

The following description as a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws.  The Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 500,000,000 shares of common stock with $0.001 par value per share. As of the date of this registration statement, there were 47,278,000 shares of common stock issued and outstanding held by 59 shareholders of the record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

INTEREST OF NAMED EXPERTS

The financial statements for the period from inception to December 31, 2008 included in this prospectus have been audited by Enterprise CPAs, Ltd. which are independent certified public accountants, to the extent and for the periods set forth in our report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Williams Law Group, P.A., Tampa, Florida.  Michael T. Williams, principal of Williams Law Group, P.A., owns 236,000 shares of our common stock, of which 100,000 shares are being registered in this offering.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Nevada Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Organization

Yaboo, Inc. (the Company) was incorporated under the laws of Nevada on August 11, 2008, with registered address at 1955 Baring Blvd, Sparks, NV 89434.  Yaboo, Inc. has principal office at 70 W. Madison St., Ste. 1400, Chicago, IL 60602.  Our telephone number is 312-214-6116.

On April 17, 2009, Yaboo, Inc. established a 100% wholly foreign owned company in China, Yaboo Agriculture (Taizgou) Co, Ltd, located at Hailing Modern Agricultural Demonstration Zone, Hailing District, TaiZhou City, Jiangsu Province, People’s Republic of China, to conduct and operate the business.

In October 2009, Yaboo Agriculture (Taizgou) Co, Ltd. acquired the 100% ownership of a Chinese company, Qilin Bay Ecological Restaurant Co., Ltd. (“Qilin Bay”), owned by Taizhou Sunny Agricultural Development Co., Ltd.  Taizhou Sunny Agricultural Development Co., Ltd. was 100% owned and operated by local district government, Hailing Modern Agricultural Demonstration Zone Administration Office.  Yaboo Agriculture (Taizhou) Co., Ltd. paid cash of $146,455 to Taizhou Sunny Agricultural Development Co., Ltd., for the 100% ownership of Qilin Bay.

Qilin Bay Restaurant Co., Ltd. (“Qilin Bay”), was incorporated on July 16, 2008 by Taizhou Sunny Agricultural Development Co., Ltd. to operate a specialty restaurant located in North Jiangzhou Road, Hailing Modern Agriculture Demonstration Zone, Hailing District, Taizhou City, Jiangsu Province, China.  Yaboo Agriculture (Taizhou) Co. Ltd. will conduct the restaurant business in China through Qilin Bay.

General

We own and operate only one restaurant, Qilin Bay Restaurant.  The sole source of our revenues is through operations of our one restaurant since the restaurant was opened on October 22, 2009.  We did not generate revenues prior to our restaurant being opened. We record revenue based upon the food and beverage sales at the restaurant when the food and beverage is delivered and consumed by restaurant customers for our retail customers who paid with cash.  A few local government organizations did sign sales receipts and the restaurant would send the local government departments bills for payments, and we recorded revenues when payment was received.

Business

We operate what is known in China as a “green foods” restaurant, which comprises the operating activities of the Qilin Bay Restaurant.  There are no “licensed” green foods restaurants in China.  Instead, as what is known in China as a “green foods” restaurant, we focus on selling foods that meet “Green Food” standards set by the China Ministry of Agriculture.  Chinese green food standards are not as strictly defined or tested as USA’s organic food standards.  In China, “green food” means that the food materials were naturally grow without utilizing pesticides or any chemicals, the food materials must have no harmful materials tested which may have no negative effects on human beings.  Much of the food we serve was grown by farmers or in a nearby greenhouse located in the Taizhou City Hailing Modern Agriculture Demonstration Zone.  Taizhou City Hailing Modern Agriculture Demonstration Zone is approved by China Ministry of Agriculture to grow vegetables according to China’s green food standards.  We believe the food we serve that is grown in the Taizhou City Hailing Modern Agriculture Demonstration Zone meets Chinese “green food” standards, although we do not perform any independent tests on these foods or on foods we buy at local markets that are not grown in the Hailing Modern Agriculture Demonstration Zone.

Our restaurant comprises the operating activities of the Qilin Bay Restaurant.  The restaurant is located in the center of “Taizhou City Hailing Modern Agricultural Demonstration Zone.” The restaurant’s interior is built in accordance of Chinese-garden style. The restaurant includes a 3500-square meter greenhouse, with various flowers and trees. Customer will enjoy their meals in this natural environment.  Many of the dishes include ingredients grown in nearby greenhouse, and provided by Hailing Modern Agriculture Demonstration Zone.  The restaurant has 24-stylized dinning rooms, along with a 2000-square meter hall. The hall has an entertainment stage surrounded by 300 seats. There is also a section built inside of the restaurant, for the purpose of displaying green food, which could also be used as VIP member club. The member club provides pre-cooked foods for members to take home.

We operate only one restaurant, Qilin Bay Restaurant.  We will continue to generate revenues solely from restaurant operations of this one restaurant, as described above.

After acquisition of the Qilin Bay Restaurant, we remodeled and started to operate in October 2009.  The gross sales revenue generated through the operations of the restaurant was $117,547 as of December 31, 2009; and the gross revenue of $267,426 for the year ended December 31, 2010.  There was an operating loss of $177,317 for 2009, and an operating loss of $139,705, primarily as the result of operating losses at the restaurant combined with corporate overhead, respectively.

From August 11, 2008 through December 31, 2010, we generated $384,973 in revenues although we have had an operating loss during this period of ($330,608).  From August 11, 2008 through December 31, 2010, our total expenses including cost of goods and operating expenses was $715,581, and the averaged monthly cost, i.e., the monthly burn rate was $26,021.  As of December 31, 2010, the averaged monthly sales revenue was $14,000; and the net monthly negative cash flow was $12,021.   As of December 31, 2010, the cash balance in the bank was $25,450, which will only last for two months’ operations.  After two months, the founder of the Company, Mr. Jiang and other board members have orally agreed to loan to the company sufficient funds as the Company needs to continue operations to the extend we do not generate sufficient funds from cash flow from operation of the restaurant.  We do not have any written loan agreement in place with Mr. Baoguo Jiang or board members.  The loan will be for the company’s operation purpose without interest charge, the loan may be requested to pay off as long as the Company can generate sufficient cash flows to continue operations and repay the loan.  As of December 31, 2010, there was total $85,440 loan balance from shareholder, Mr. Baoguo Jiang.  We anticipate needing $320,000 to fund our proposed operations for the next 12 months, including approximately $80,000 to fund the costs of being a public company.  We anticipate funding these amounts from operating cash flow or from the oral agreements from management.  If we do not generate sufficient operating cash flow and our management does not loan us the funds, and if we are unable to obtain alternative debt or equity financing, we may have to suspend or cease operations.

In addition, the management may pursue to increase marketing activities to increase sales. We will continue to advertise on local newspapers, send more brochures, menus, and coupons to attract more  customers.  And the same time, we will continue contacts with local governments to attempt to get more reservations.  We anticipate spending approximately $10,000  on these activities in the next 12 months.

Our restaurant was closed and Qilin Bay was inactive from January to September 2009 due to prior restaurant operational management’s personal family reasons.   We do not expect this situation to reoccur as we have replaced operational management. Our lack of operating history and financial resources raises substantial doubt about our ability to continue as a going concern and our financial statements contain a going concern qualification.

Suppliers

Many of the dishes include ingredients grown in nearby greenhouse at Hailing Modern Agriculture Demonstration Zone.  Our major supplier will be Taizhou Sunny Agricultural Development Co., Ltd. owned by Hailing Modern Agriculture Demonstration Zone Administration Office.    Our ingredients will include four-season vegetables, natural farm raised chicken, pork, beef, and fish.

We did not have any written agreements with any supplier.  We have other local suppliers to provide our needed ingredients: Taizhou Changrong Trading Co., Ltd., Taizhou Wansheng Ltd., and Taizhou Xinli Groceries Ltd.

Marketing and Advertising

We will conduct marketing and advertising through local newspapers and our website, currently under development.  We intend to focus advertising on conference and banquets needs and birthday party needs.

Competition

The restaurant industry is intensely competitive. We compete on the basis of the overall environment, healthy food taste, quality and price of food offered, guest service, ambience, and overall dining experience.

In Jiangsu Province and Greater Shanghai area, we believe we compete primarily with Inner Mongolia Little Sheep Catering Chain Co., Ltd.  Inner Mongolia Little Sheep Catering Chain Co., Ltd. (Little Sheep) is one of the leading chain restaurants in the area as well as across the country. They operate 2 restaurants in our area.  They current have a seasoning plant, two meat industry plants, and one logistics subsidiary in the area.  Little Sheep does not operate its restaurant as our Qilin Bay Restaurant does.  Our restaurant provides customers with unique environment and live four season fresh vegetables directly from our in site greenhouse.  There are  no licensed “Green Food” restaurants in Taizhou area.  The ones that do promote green foods but do not operate restaurants, and they may be our suppliers: Taizhou Hualong Eco-Farm, Taizhou Sanchuan Eco-Farm, Shangri-la Ecological Farm.

Little Sheep has the advantage of having the original green food concepts, which would make them one of our main competitors in the future. The three farms are not our biggest competitors, because they have smaller businesses, with various customers. Our biggest weakness is that the location of our restaurant is not in a busy area. Our advantage is that we are surrounded by good superior environment and our already built entertainment and show stage, are also a plus.

Proprietary Rights

We do not have any proprietary rights.

Government Regulation

The restaurant industry is subject to numerous federal, state and local governmental regulations, including those relating to the preparation and sale of food and alcoholic beverages, sanitation, public health, fire codes, zoning and building requirements. Each restaurant requires appropriate licenses from regulatory authorities allowing it to sell liquor, beer and wine, and each restaurant requires food service licenses from local health authorities. The failure of a restaurant to retain liquor or food service licenses could have a material adverse effect on operations.

The China Green Food Development Center is the first agency in the People's Republic of China to oversee organic food standards. The Center was established in November 1992, under the jurisdiction of the Ministry of Agriculture of the People's Republic of China, and is headquartered in Beijing.  The standards focus on the end product rather than the process, and do not generally monitor actual use of agricultural chemicals, preferring instead to test the products themselves for chemical residues.

We are also subject to laws governing our relationships with employees, including laws and regulations relating to benefits, wages, hours, workers' compensation insurance rates, unemployment and other taxes, working and safety conditions.

Regulatory Environment in China

China is transitioning from a planned economy to a market economy. While the Chinese government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the Chinese economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the Chinese government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the Chinese government are unprecedented or experimental, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating revenues may be reduced by changes in China's economic and social conditions as well as by changes in the policies of the Chinese government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the interest rate or method of taxation, and the imposition of additional restrictions on currency conversion.

China’s legal system is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, China began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in China and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects. In addition, as these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

Because we are a wholly foreign owned enterprise, we are subject to the law on foreign investment enterprises in China, and the foreign company provisions of the Company Law of China, which governs the conduct of our wholly owned subsidiary and its officers and directors. Additionally, we are also subject to varying degrees of regulations and permit system by the Chinese government.

Research and Development

We did not incur any research and development expenses in our last fiscal years.

Employees

We have the total 33 employees, Mr. Baoguo Jiang is from USA, all other employees are in China.  The following full-time employees are:

Clerical – 4
Operations – 24
Administrative – 2
Management – 3

The employees for operation are chefs, waiters and waitresses.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes, and other financial information included in this Form S-1.

Our Management’s Discussion and Analysis contains not only statements that are historical facts, but also statements that are forward-looking.  Forward-looking statements are, by their very nature, uncertain and risky.  These risks and uncertainties include international, national, and local general economic and market conditions; our ability to sustain, manage, or forecast growth; our ability to successfully make and integrate acquisitions; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; change in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; the risk of foreign currency exchange rate; and other risks that might be detailed from time to time in our filing with the Securities and Exchange Commission.

Although the forward-looking statements in this Registration Statement reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them.  Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.  You are urged to carefully review and consider the various disclosures made by us in this report as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

Overview
We own and operate only one restaurant, Qilin Bay Restaurant.  The sole source of our revenues is through operations of our one restaurant since the restaurant was opened on October 22, 2009.  We did not generate revenues prior to our restaurant being opened. We record revenue based upon the food and beverage sales at the restaurant when the food and beverage is delivered and consumed by restaurant customers for our retail customers who paid with cash.  A few local government organizations did sign sales receipts and the restaurant would send the local government departments bills for payments, and we recorded revenues when payment was received.

We operate what is known in China as a “green foods” restaurant, which comprises the operating activities of the Qilin Bay Restaurant.  There are no “licensed” green foods restaurants in China.  Instead, as what is known in China as a “green foods” restaurant, we focus on selling foods that meet “Green Food” standards set by the China Ministry of Agriculture.  Chinese green food standards are not as strictly defined or tested as USA’s organic food standards.  In China, “green food” means that the food materials were naturally grow without utilizing pesticides or any chemicals, the food materials must have no harmful materials tested which may have no negative effects on human beings.  Much of the food we serve was grown by farmers or in a nearby greenhouse located in the Taizhou City Hailing Modern Agriculture Demonstration Zone.  Taizhou City Hailing Modern Agriculture Demonstration Zone is approved by China Ministry of Agriculture to grow vegetables according to China’s green food standards.  We believe the food we serve that is grown in the Taizhou City Hailing Modern Agriculture Demonstration Zone meets Chinese “green food” standards, although we do not perform any independent tests on these foods or on foods we buy at local markets that are not grown in the Hailing Modern Agriculture Demonstration Zone.

Our restaurant comprises the operating activities of the Qilin Bay Restaurant.  The restaurant is located in the center of “Taizhou City Hailing Modern Agricultural Demonstration Zone.” The restaurant’s interior is built in accordance of Chinese-garden style. The restaurant includes a 3500-square meter greenhouse, with various flowers and trees. Customer will enjoy their meals in this natural environment.  Many of the dishes include ingredients grown in nearby greenhouse, and provided by Hailing Modern Agriculture Demonstration Zone.  The restaurant has 24-stylized dinning rooms, along with a 2000-square meter hall. The hall has an entertainment stage surrounded by 300 seats. There is also a section built inside of the restaurant, for the purpose of displaying green food, which could also be used as VIP member club. The member club provides pre-cooked foods for members to take home.

We operate only one restaurant, Qilin Bay Restaurant.  We will continue to generate revenues solely from restaurant operations of this one restaurant, as described above.

After acquisition of the Qilin Bay Restaurant, we remodeled and started to operate in October 2009.  The gross sales revenue generated through the operations of the restaurant was $117,547 as of December 31, 2009; the gross revenue of $267,426 for the year ended December 31, 2010.  There was an operating loss of $177,317 for 2009, and an operating loss of $139,705, primarily as the result of operating losses at the restaurant combined with corporate overhead, respectively.

From August 11, 2008 through December 31, 2010, we generated $384,973 in revenues although we have had an operating loss during this period of ($330,608).  From August 11, 2008 through December 31, 2010, our total expenses including cost of goods and operating expenses was $715,581, and the averaged monthly cost, i.e., the monthly burn rate was $26,021.  As of December 31, 2010, the averaged monthly sales revenue was $14,000; and the net monthly negative cash flow was $12,021.   As of December 31, 2010, the cash balance in the bank was $25,450, which will only last for two months’ operations.  After two months, the founder of the Company, Mr. Jiang and other board members have orally agreed to loan to the company sufficient funds as the Company needs to continue operations to the extend we do not generate sufficient funds from cash flow from operation of the restaurant.  We do not have any written loan agreement in place with Mr. Baoguo Jiang or board members.  The loan will be for the company’s operation purpose without interest charge, the loan may be requested to pay off as long as the Company can generate sufficient cash flows to continue operations and repay the loan.  As of December 31, 2010, there was total $85,440 loan balance from shareholder, Mr. Baoguo Jiang.  We anticipate needing $320,000 to fund our proposed operations for the next 12 months, including approximately $80,000 to fund the costs of being a public company.  We anticipate funding these amounts from operating cash flow or from the oral agreements from management.  If we do not generate sufficient operating cash flow and our management does not loan us the funds, and if we are unable to obtain alternative debt or equity financing, we may have to suspend or cease operations.

In addition, the management may pursue to increase marketing activities to increase sales. We will continue to advertise on local newspapers, send more brochures, menus, and coupons to attract more  customers.  And the same time, we will continue contacts with local governments to attempt to get more reservations.  We anticipate spending approximately $10,000  on these activities in the next 12 months.

Our restaurant was closed and Qilin Bay was inactive from January to September 2009 due to prior restaurant operational management’s personal family reasons.   We do not expect this situation to reoccur as we have replaced operational management. Our lack of operating history and financial resources raises substantial doubt about our ability to continue as a going concern and our financial statements contain a going concern qualification.

Results of Operations

For the year ended December 31, 2010, and December 31, 2009.

Revenue

Since our company incorporated on August 11, 2008, there were no revenue generated as of December 31, 2008, $117,547 as of December 31, 2009, and $267,426 for the year ending December 31, 2010, respectively.  The total revenue for cumulative period from August 11, 2008 (Date of Inception) to December 31, 2010 was $384,973..  All revenues were generated through operation of Qilin Bay Restaurant since October 2009.  By general Chinese local culture, the management estimated that in general there may be more banquets, parties, and government conferences by the Chinese year end.  The management expects to increase the restaurant revenue in the year 2011through our marketing efforts, and possible increase of local government conferences in 2011.  However, there is no guarantee that our revenue will increase due to these efforts and possible increased local government conferences.

Cost of Revenue

Since our company incorporated on August 11, 2008, there was cost of goods sold of $88,667 incurred as of December 31, 2009, and $158,963 for the year endingDecember 31, 2010, respectively.  The total cost of goods sold for cumulative period from August 11, 2008 (Date of Inception) to December 31, 2010 was $247.630..  We expect the price for cost of goods sold would be relatively stable, and with expected increase of the total revenue, the total cost of goods sold would be increased too, but the gross profit margin may be relatively unchanges, as compared to the current averaged gross margin of 35% Our gross profit margin in the period of opening the restaurant business in 2009 was relatively low due to our marketing strategy to attract very new customers with low selling prices.

Expense

Our expenses consist of selling, general and administrative expenses:
	Year 2010	Year 2009
Expense
Advertising and Promotion	4,876.39	11,862.93
Agent Service Fee	26.47	0.00
Automobile Expense	12,161.89	1,712.94
Bank Service Charges	383.52	234.63
Business License and Permit	2,426.31	216.00
China Operation Tax	15,192.91	3,222.03
Cleaning and Laundry	844.86	0.00
Depreciation Expense	14,824.00	3,088.00
Freight & Delivery	1,117.65	745.56
Meals and Entertainment	4,072.84	12,399.12
Misc Expenses	522.96	376.08
Office Supplies	2,697.81	8,066.68
Organization Cost	0.00	2,027.25
Payroll Expenses	111,949.58	60,473.04
Postage and Shipping Expense	559.56	2,318.51

Professional Fees	24,185.70	22,500.00
Rent Expense	37,802.71	48,140.09
Repairs and Maintenance	1,262.53	5,243.60
Restaurant Supplies	5,400.73	8,755.00
Security	735.29	0.00
Software Fee	367.65	0.00
Telephone Expense	1,924.00	1,682.85
Travel Expense	2,844.67	8,394.16
Utilities	1,988.82	4,738.51
Total Expense	$248,168.85	$206,196.98

We had total selling, general and administrative expenses of $248,168.85, $206,196.98, for theyear ended December 31, 20010, and 2009, respectively by the Company as selling, general, and administrative expenses.

The relatively larger operation expense incurred in 2010 than 2009 was due to the full year operation in 2010 than a three-month operation in 2009.  The large amount of expenses were in advertising for starting the business, meals and entertainment, payroll, professional fees, restaurant lease and equipment rent.  Due to the net operation loss in 2010, the Company orally renegotiated with restaurant land lord to temporarily reduce the lease amount, accordingly the actual rental expense in 2010 was significantly lower than 2009.  The orally reduced lease would be effective for the year 2010 and 2011, and the reduced lease amount would be 50% less than the original signed lease term.

For the meals and entertainment expense for the year ended December 31, 2009, and December 31, 2010, were $12,399, and $4,073, respectively.  The large amount of meals and entertainment expense incurred in 2009 was partially the marketing purpose to secure the Qilin Bay Restaurant license and business acquisition in 2009.  Due to the long negotiation and approval procedures in local Chinese government, it is necessary and ordinary practice sometimes in China to conduct the business discussing during lunch or dinner times.  We did cut the cost for meals and entertainment in 2010 by 65% comparing with the year 2009.  We’ll make our efforts to reduce the cost of meals and entertainment in the future, we expect to continue cut the cost for meals and entertainment by at least 20% in the year 2011..

For the professional fees of $22,500 for the year ending December 31, 2009, $12,000 was legal fee payable to Williams Law Group and $10,500 was auditing fee payable to Enterprise CPAs, Ltd.   For the professional fees of $24,185 for the year 2010,  $12,000 was legal fee payable to Williams Law Group, $7,500 was auditing fee payable to Enterprise CPAs, Ltd, and $735 was accounting fee payable to Yang Associate, and $3950 was paid to Vintage Filing for the edgarzation service.

 For the year 2010, , the Company incurred more payroll expenses, the total payroll expenses were $111,950, and $60,473, for the year 2010, and 2009 respectively.  Due to the Company only operated for three months in 2009, the averaged monthly payroll expense in 2010 was reduced comparing with the year 2009.  The averaged monthly payroll expense in 2010 was $9,329 vs. $20,158 in 2009.  To effectively control the payroll expenses, the Company took the measures in 2010 such as the Company’s management team waived their compensation in 2010, and also efficiently schedule the staff’s working hours.

We expect selling, general, and administrative expenses to increase in future periods as we initiate a number of marketing and promotional activities.

Income & Operation Taxes

We are subject to income taxes in the U.S., while the China branch was subject to the income tax laws of China.

We paid no income taxes in USA for the year ended December 31, 2008, 2009, and 2010  due to the net operation loss in USA.

We paid no income taxes in China for the year ended December 31, 2008, 2009, and 2010 as the subsidiary was established in April 2009.

Net Loss

We incurred net losses of ($176,748) for the year ended December 31, 2009, and net loss of ($139.705)for the year ended December 2010..  Our accumulated net loss from August 11, 2008 (Date of Inception) to December 31, 2010was ($329,707).  By general Chinese local culture, the management estimated that in general there may be more banquets, parties, and government conferences by the Chinese year end.  The management expects to increase the restaurant revenue by the end of year 2011 through our marketing efforts, and possible increase of local government conferences by the year 2011.  However, there is no guarantee that our revenue will increase due to these efforts and possible increased local government conferences.

Commitments and Contingencies

Yaboo Agriculture (Taizhou) Co., Ltd. acquired the 100% share of a local Chinese company, Qilin Bay Ecological Resurant Co., Ltd, owned by Taizhou Sunny Agricultural Development Co., Ltd. in October 2009.  The Qilin Bay Restaurant is specialty restaurant located in North Jiangzhou Road, Hailing Modern Agriculture Demonstration Zone.

In September 2009, Yaboo Agriculture (TaiZhou) Co., Ltd entered into a leasing agreement with Taizhou Sunny Agricultural Development co., Ltd for leasing the Qilin Village staff dormitory and cafeteria from September 1, 2009 to August 31, 2014, and provide for renewal options.

Foreign Currency Translation

The Company has determined the United States dollars to be its functional currency for Yaboo, Inc; People’s Republic of China Chines Yuan Renminbi to be its functional currency in Yaboo Agriculture (Taizhou) co., Ltd.  Assets and liabilities were translated to U.S. dollars at the period-end exchange rate.  Statement of operations amounts were translated to U.S. dollars using the first date of each month during the year.  Gains and losses resulting from translating foreign currency financial statements are accumulated in other comprehensive income (loss), a separate component of shareholders’ equity.

In the year 2010, the Company incurred the foreign currency translation income of $4,936 due to the increase value of RMB currency compared with US dollars.

Liquidity and Capital Resources

	At December 31	At December 31
	2009	2010

Current Ratio	1.70	0.50
Cash	$74,314	$25,451
Woking Capital	$57,124	(62,801)
Total Assets	$357,587	267,184
Total Liabilities	$81,210	125,555

Total Equity	$276,377	141,629

Total Debt/Equity	0.29	0.89

*Current Ratio = Current Assets /Current Liabilities

** Total Debt / Equity = Total Liabilities / Total Shareholders Equity.

The Company had cash and cash equivalent of $74,314 at December 31, 2009 and the working capital of $57,124; and cash and cash equivalent of $25,451and the negative working capital of ($62,801)for the year ended December 31, 2010..  This is not sufficient to fund our operations for longer than the next 2 months.  We anticipate we will need $150,000 to fund our proposed operations during the next 12 months, including an anticipated $80,000 to fund the costs of our being a public company.  We plan to fund our proposed operations including the cost of being a public company by through revenues from our on-going Qilin Bay Restaurant operations.  We are also planning to obtain additional funding by issuing debt or the sale of stock, if market conditions are appropriate.  We are not currently in negotiations with any lenders or other funding sources and we are not certain that we will be able to obtain additional funding on terms favorable to us or at all.  Management has orally committed to fund any of these requirements not funded from operations or from additional debt or equity capital we may raise.  However, we have no written agreements with Mr. Jiang, Mr. Gao or Mr. Wang, our management, to loan these funds to us.  When the loans are made, the loan terms will be no interest charge as needed by the Company.  The loans will be payable if the Company generate positive cash flows and can sustain its operation.  Such undetermined terms were categorized as current liabilities in our balance sheets.

DESCRIPTION OF PROPERTY

On February 11, 2010, the company entered into an office leases in Chicago Loop with First National Plaza; the office is located at 70 W Madison St., Three First National Plaza, Suite 1400, Chicago, IL 60602. The lease term is from February 15, 2010 through February 28, 2011 and requires a $ 219 monthly lease payment.

In September 2009, Yaboo Agriculture (TaiZhou) Co., Ltd entered into a leasing agreement with Taizhou Sunny Agricultural Development Co., Ltd.  for leasing the Qilin Village staff dormitory and Qilin Bay Restaurant cafeteria.

According to The People's Republic of China on Economic Contracts Law and other relevant laws and regulations, Yaboo Agriculture (TaiZhou) Co., Ltd and Taizhou Sunny Agricultural Development Co., Ltd.  have agreed on the following:

1.	Leasing areas: Qilin Village staff dormitory and cafeteria.
2.	Leasing period: The agreement is in effect starting 2009-09-01, ending 2014-08. The lease may be renewed if both Parties agreed.
3.	Rent and Payment method: from September 1, 2009 to August 31, 2014, for renewal options for an annual rent of $58,608, $73,260; $102,564, $102,564, and $102,564.

We do not intend to renovate, improve, or develop properties except our existing restaurant.  We are not subject to competitive conditions for property.  We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages.  Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activity.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On August 12, 2008, the Company issued 500,000 shares to the founders of the Company, Baoguo Jiang at $0.001 per share or $ 500 for common stock (stock subscription receivable).

On August 31, 2008, the Company issued total 27,400,000 shares to the founder and CEO of the company, Baoguo Jiang, at $0.005 per share or $ 137,000 for common stock (stock subscription receivable).

On October 30, 2008, the Company issued total 16,000,000 shares to the founder and CEO of the company, Baoguo Jiang, at $0.01 per share or $ 160,000 for common stock (stock subscription receivable).

As of December 1, 2008, all of the above stock subscriptions receivables have received in full.

Loans from Shareholders/Officers

On August 11, 2008, founder of the Company, Mr. Baoguo Jiang loaned $900.00 to the Company to setting up the corporation.

On December 1, 2008, the founder and CEO of the company, Baoguo Jiang, loaned $ 23,000 to the company for company operating.

On March 2009, the company returned $ 900 to Baoguo Jiang for the US corporation initial set up cost.

On November 13, 2009, the loan amount of $23,000 from the Company’s Executive officers and shareholders Baoguo Jiang for company’s operating and marketing expense was paid back.

At December 31, Baoguo Jiang advanced the loan of $42,865 for restaurant operation as of December 31, 2009.

For the period of January to December 31 2010, Baoguo Jiang advances additional $42,575to the Company.

Therefore, as of December 31, 2010, there was $85,440of loans from the shareholder and officer of the Company, Baoguo Jiang.

The loan was for the company’s operation purpose without interest charge, the loan may be requested to pay off as long as the Company can generate sufficient cash flows.  There were no written agreements for the loans from Baoguo Jiang.

Except as set forth above, we have not entered into any material transactions with any director, executive officer, and promoter, beneficial owner of five percent or more of our common stock, or family members of such persons.

Corporate Governance and Director Independence

Our Board of Directors has three directors and has not established Audit, Compensation, and Nominating or Governance Committees as standing committees. The Board does not have an executive committee or any committees performing a similar function. We are not currently listed on a national securities exchange or in an inter-dealer quotation system that has requirements that a majority of the board of directors be independent. The Board has determined that no members of the Board are “independent” under the definition set forth in the listing standards of the NASDAQ Stock Market, Inc., which is the definition that the Board has chosen to use for the purposes of the determining independence, as the OTCBB does not provide such a definition. Therefore, none of our current Board members are independent.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained.  A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops.

Penny Stock Considerations

Our shares will be "penny stocks", as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00.  Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

•
Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

•
Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value, and information regarding the limited market in penny stocks; and

•
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our Common Stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market.  These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded.  In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities.  Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation

To have our shares of Common Stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our Common Stock.  We have engaged in preliminary discussions with a FINRA Market Maker to file our application on Form 211 with FINRA, but as of the date of this Prospectus, no filing has been made.  We anticipate that after this registration statement is declared effective, it will take approximately 2 - 8 weeks for FINRA to issue a trading symbol and allow sales of our Common Stock under Rule 144.

Sales of our common stock under Rule 144.

Once this registration statement is effective, the shares of our common stock being offered by our selling shareholders will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our "affiliates," which will be restricted by the resale limitations of Rule 144 under the Securities Act of 1933.

All of our shares held by non-affiliates are currently eligible for resale or are being registered in this offering, however affiliates will still be subject to the resale restrictions of Rule 144.  In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Holders

As of the date of this registration statement, we had approximately 59 shareholders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future.  We plan to retain any future earnings for use in our business.  Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Reports to Shareholders

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission as required under Section 15(d).  However, if in the future we are not required to continue filing reports under Section 15(d), for example because we have less than three hundred shareholders of record at the end of the first fiscal year in which this registration statement is declared effective and we do not file a Registration Statement on Form 8-A upon the occurrence of such an event, our securities can no longer be quoted on the OTC Bulletin Board.  Of course, there is no guarantee that we will be able to meet the requirements to be able to cease filing reports under Section 15(d), in which case we will continue filing those reports in the years after the fiscal year in which this registration statement is declared effective.  Filing a registration statement on Form 8-A will require us to continue to file quarterly and annual reports with the SEC, even though we are no longer required to do so under Section 15(d), and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.  Thus the filing of a Form 8-A in such event makes our securities continued to be able to be quoted on the OTC Bulletin Board.     We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million, however we voluntarily intend to do so if we are no longer obligated to file reports under Section 15(d)..

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1.  For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our Principal Executive Officer, our two most highly compensated executive officers other than our PEO who occupied such position at the end of our latest fiscal year and up to two additional executive officers who would have been included in the table below except for the fact that they were not executive officers at the end of our latest fiscal year, by us, or by any third party where the purpose of a transaction was to furnish compensation, for all services rendered in all capacities to us for the years ended December 31, 2008, 2009 and 2010.

Name	Title	Year	Salary	Bonus	Stock awards	Option awards	Non equity incentive plan compensation	Non qualified deferred compensation	All other compensation	Total
Baoguo Jiang	Chairman	2010	0	0	0	0	0	0	0	0
		2009	0	0	0	0	0	0	0	0
		2008	0	0	0	0	0	0	0	0

Zhanming Gao	Secretary	2010	0	0	0	0	0	0	0	0
		2009	0	0	0	0	0	0	0	0
		2008	0	0	0	0	0	0	0	0

Zhongming Wang	Vice-President	2010	0	0	0	0	0	0	0	0
		2009	0	0	0	0	0	0	0	0
		2008	0	0	0	0	0	0	0	0

Summary Equity Awards Table

The following table sets forth certain information for our executive officers concerning unexercised options, stock that has not vested, and equity incentive plan awards as of December 31, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END DECEMBER 31, 2009
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Baoguo Jiang	0	0	0	0	0	0	0	0	0
Zhanming Gao	0	0	0	0	0	0	0	0	0
Zhongming Wang	0	0	0	0	0	0	0	0	0

Narrative disclosure to summary compensation and option tables

We have no employment agreement with our officer.

At no time during the last fiscal year with respect to any person listed in the Table above was there:

•
any outstanding option or other equity-based award repriced or otherwise materially modified (such as by extension of exercise periods, the change of vesting or forfeiture conditions, the change or elimination of applicable performance criteria, or the change of the bases upon which returns are determined;

•	any waiver or modification of any specified performance target, goal or condition to payout with respect to any amount included in non-stock incentive plan compensation or payouts;
•	any option or equity grant;
•	any non-equity incentive plan award made to a named executive officer;
•	any nonqualified deferred compensation plans including nonqualified defined contribution plans; or
•	any payment for any item to be included under All Other Compensation (column (i)) in the Summary Compensation Table.

Board of Directors

Director Compensation

Name	Fees Earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity Incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Baoguo Jiang	0	0	0	0	0	0	0
Zhanming Gao	0	0	0	0	0	0	0
Zhongming Wang	0	0	0	0	0	0	0

We have no compensation arrangements (such as fees for retainer, committee service, service as chairman of the board or a committee, and meeting attendance) with directors.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

FINANCIAL STATEMENTS

YABOO, INC.

Audited Financial Statements

As of December 31, 2010, and 2009

Independent Registered Public Accounting Firm’s Auditor’s Report on the
 Financial Statements

Board of Directors and Shareholders of Yaboo,Inc.

We have audited the accompanying balance sheets of Yaboo, Inc. as of December 31, 2010, 2009, and the related operating statements, shareholders’ equity, and cash flows for the years ended December 31, 2010, and 2009.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Yaboo, Inc. as of December 31, 2010, December 31, 2009, and the results of its operations and their cash flows for the years ended December 31, 2010, and December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

The Company’s lack of operating history and financial resources raise substantial doubt about its ability to continue as a going concern.  The financial statements do not include adjustments that might result from the outcome of this uncertainty and if the Company is unable to generate significant revenue or secure financing, then the Company may be required to cease or curtail its operation.

/s/ Enterprise CPAs, Ltd.

Enterprise CPAs, Ltd.
Chicago, IL

April 12, 2011

YABOO, INC
BALANCE SHEET

	December 31	December 31
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$25,451.00	$74,314
Accounts receivable, net	29,634.00	45,878
Inventory	7,670.00	18,142
Total Current Assets	$62,755.00	$138,334
Fixed assets:
Improvement, net	$204,429.00	$219,253
Total Fixed Assets	$204,429.00	$219,253

TOTAL ASSETS	$267,184.00	$357,587

LIABILITIES & EQUITY
Current liabilities:
Accounts payable	$40,115.00	$38,345
Loan from shareholders	85,440.00	42,865
Total current liabilities	$125,555.00	$81,210

Total liabilities	$125,555.00	$81,210

Stockholders' Equity:
Common stock, $0.001 par value;
500,000,000 shares authorized;
47,278,000 shares issued and outstanding.	$47,278.00	$47,278
Paid-in capital	$419,122.00	419,122
Deficit accumulated	$(329,707.00)	(190,023)
Accumulated other comprehensive loss	$4,936.00	-

Total stockholders' equity	$141,629.00	$276,377

TOTAL LIABILITIES & EQUITY	$267,184.00	$357,587

YABOO, INC
STATEMENT OF LOSS

	Year Ended		Year Ended
	December 31, 2010		December 31, 2009
Revenues		$267,426.00	$117,547
Cost of Goods Sold		$158,963.00	88,667
Gross Profit		$108,463.00	$28,880
Operating expenses:

Selling, general and administrative expenses		$233,344.00	203,109
Depreciation and amortization expenses		$14,824.00	3,088
Total Operating Expenses		$248,168.00	$206,197

Operating Loss		$(139,705.00)	$(177,317)

Investment income, net		$21.00	569
Interest Expense, net		$-	-
Loss before income taxes		$(139,684.00)	(176,748)
Loss tax expense		$-	-
Net loss		$(139,684.00)	$(176,748)

Net loss per common share- Basics	$	-(0.00)	$(0.00)
Net loss per common share- Diluted	$	-(0.00)	$0.00

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments		$4,936.00	-
Other comprehensive income (loss)		$4,936.00	$-
Comprehensive Loss		$(134,748.00)	$(176,748)

YABOO, INC

STATEMENT OF STOCKHOLDERS EQUITY
The Period August 11, 2008 ( Date of Inception)
through December 31, 2010

			Additional		Other	Total
	Common Stock		Paid-in	Deficit	Comprehensive	Stockholders'
	Shares	Amount	Capital	Accumulated	Income (loss)	Equity
Issuance of common stocks to shareholders @0.001 per share on August 12, 2008	500,000	$500	$-			$500
Issuance of common stocks to shareholders @0.005 per share on August 31, 2008	27,400,000	$27,400	$109,600			$137,000
Issuance of common stocks to shareholders @0.01 per share on October 31, 2008	16,000,000	$16,000	$144,000			$160,000
Issuance of common stocks to shareholders @0.05 per share on December 31, 2008	3,142,000	$3,142	$153,958			$157,100
Issuance of common stocks to Williams @0.05 per share on December 31, 2008	236,000	$236	$11,564			$11,800
Net loss for the period ended December 31, 2008				$(13,275)		$(13,275)
Balance, December 31, 2008	47,278,000	$47,278	$419,122	$(13,275)	$-	$453,125
Net loss for the period ended December 31, 2009				$(176,748)	$-	$(176,748)
Balance, December 31, 2009	47,278,000	$47,278	$419,122	$(190,023)	$-	$276,377
Net loss for the period ended December 31, 2010				$(139,684.00)		$(139,684.00)
Other comprehensive gain (loss)					$4,936.00	$4,936.00
Balance, December 31, 2010	47,278,000	$47,278	$419,122	$(329,707.00)	$4,936.00	$141,629.00

YABOO, INC
STATEMENT OF CASH FLOWS

	Year Ended	Year Ended
	December 31, 2010	December 31, 2009

Operating Activities:
Net loss	$(139,684)	$(176,748)

Adjustments to reconcile net income to net cash provided by
Operating activities:
Accounts receivable	$16,244	(45,878)
Inventory	$10,472	(18,142)
Stock subscription receivable		5,000
Accounts payable	$1,770	38,345
Loan from shareholders/officers	$42,575	18,965
Net cash provided by operating activities	$71,061	$(178,458)

Investing Activities:
Improvement, net	$14,824	$(219,253)
Net cash provided by investing activities	$14,824	$(219,253)

Financing Activities:
Proceeds from issuance of common stock	$-	-
Net cash provided by financing activities	$-	$-

Effect of Exchange Rate on Cash	$4,936
Net increase (decrease) in cash and cash equivalents	$(48,863)	$(397,711)
Cash and cash equivalents at beginning of the year	$74,314	$472,025
Cash and cash equivalents at end of year	$25,451	$74,314

YABOO, INC.

NOTE A- BUSINESS DESCRIPTION

Yaboo, Inc. (the “Company”), incorporated under the laws of Nevada on August 11, 2008, with registered address at 375 Stephanie St., Suite 1411, Henderson, NV 89014.  Yaboo, Inc. operates its business in the U.S. and wholly owned branch located in the State of Illinois and has principal office at, 70 W Madison ST, STE 1400, Chicago, IL 60602, USA.

In addition to the U.S. operation, Yaboo, Inc established and registered a wholly foreign owned subsidiary in China on April 17, 2009.  Yaboo Agriculture (Taizgou) co, Ltd, the 100% wholly owned subsidiary, is located at Hailing Modern Agricultural Demonstration Zone, Hailing District, TaiZhou City, Jiangsu Province, People’s Republic of China, to conduct and operate the business.

In October, 2009, Yaboo Agriculture (Taizgou) Co, Ltd. acquired the 100% ownership of a Chinese company, Qilin Bay Restaurant Co., Ltd. (“Qilin Bay”), owned by Taizhou Sunny Agricultural Development Co., Ltd.  Taizhou Sunny Agricultural Development Co., Ltd. was 100% owned and operated by local district government, Hailing Modern Agricultural Demonstration Zone Administration Office.  Yaboo Agriculture (Taizhou) Co., Ltd. paid cash of $146,455 to Taizhou Sunny Agricultural Development Co., Ltd., for the 100% ownership of Qilin Bay.

Qilin Bay Restaurant Co., Ltd. (“Qilin Bay”), was incorporated on July 16, 2008 by Taizhou Sunny Agricultural Development Co., Ltd. to operate a specialty restaurant located in North Jiangzhou Road, Hailing Modern Agriculture Demonstration Zone, Hailing District, Taizhou City, Jiangsu Province, China.

Qilin Bay is a Chinese themed fresh foods restaurant. The restaurant features variety of fresh seafood complemented by a variety of sauces, and high quality of healthy and frozen free vegetables, beef, pork, ribs, chicken entrees and noodles dishes.  Qilin Bay also offers specialty appetizers, desserts and full liquor service.

The Company’s strategy is to differentiate its restaurants by emphasizing consistently high-quality food and service, generous portions at moderate prices and a natural and wild atmosphere. Qilin Bay is a wild place to entertain and eat. Part adventure, part restaurant, and wholly entertaining for the whole family; the Qilin Bay recreates a subtropics with water flowing beneath a little bridge, lush vegetation, and indigenous creatures.

YABOO, INC.
NOTES TO FINANCIAL STATEMENTS
NOTE B – SIGNIFICANT ACCOUNTING POLICIES

Going Concern and Plan of Operation

The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company had accumulated net loss of $190,023 from August 11, 2008 (Date of Inception) to December 31, 2009, and the net loss of $139,684 for the year ended December 31, 2010.  These conditions raise substantial doubt about its ability to continue as a going concern.  These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Development Stage Company

As defined in ASC 915, “Accounting and Reporting by Development Stage Enterprises”, The Company has devoted substantial its efforts to the corporate formation, China’s business registration and acquisition, restaurant license approval, and particularly the raising of capital for continuing operation of Qilin Bay Restaurant. Though there was sales revenue generated through operation of Qilin Bay Restaurant, the significant net loss and negative cash flows indeed caused the management to seek more capital or financing resources. Without additional capital or financing, the Company may have immediate difficulty to operation. Even though, the management believes that the Company’s inability to achieve or sustain profitability is not a basis for designation as a development stage entity pursuant to ASC 915.

Basis of accounting

The financial statements reflect the assets, revenues and expenditures of the Company on the accrued basis of accounting.

The Company’s fiscal year end is December 31.

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of Yaboo, Inc., and Yaboo Taizhou Agriculture Co., Ltd.  All significant intercompany balances and transactions have been eliminated in consolidation

YABOO, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE B - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect certain amounts reported in the financial statements and disclosures.  Accordingly, actual results could differ from those estimates.

Foreign Currency Translation

The Company has determined the United States dollars to be its functional currency for Yaboo, Inc; People’s Republic of China Chines Yuan Renminbi to be its functional currency in Yaboo Agriculture (Taizhou) co., Ltd.  Assets and liabilities were translated to U.S. dollars at the period-end exchange rate.  Statement of operations amounts were translated to U.S. dollars using the first date of each month during the year.  Gains and losses resulting from translating foreign currency financial statements are accumulated in other comprehensive income (loss), a separate component of shareholders’ equity.

In the year 2010, the Company incurred the foreign currency translation income of $4,936 due to the increase value of RMB currency compared with US dollars.

Cash and Cash Equivalents

The Company considers all highly-liquid investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2009, and December 31, 2010, there were $74,314, and $25,451 cash and cash equivalents, respectively.

Revenues

The Company records the food and beverage sales upon the foods and beverage are delivered and consumed by customers. The restaurant was opened on October 22, 2009, most of retail customers paid the cash after their eating; and a few local government organizations did sign the sales receipts and the restaurant would send the local government departments bills for payments. It is very common practice particularly the Qilin Bay Restaurant is special licensed by local government. The payment terms are within 90 days. As of December 31, 2009, and December 31, 2010, there were total sales revenue of $117,547, and the total sales revenue $267,426, respectively, including accounts receivable from local governments.

YABOO, INC.
NOTES TO FINANCIAL STATEMENTS
NOTE B - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cost of Goods Sold

The cost of goods sold and inventories were valued at cost of purchase from local suppliers.  The purchase order was placed when the restaurant as needed.  As of December 31, 2009, and December 31, 2010, the Cost of Goods Sold were $88,667, and 158,963, respectively.

Inventory

The inventory was valued at cost of purchase from local suppliers.  The inventory balance as of December 31, 2009 was $18,142, which consists of liquors $9072, cigarettes $1,850, meats $2,721, vegetables $905, live fishes $1, 812, and eggs, rice, flours $1,782.  The inventory balance as of December 31, 2010 was $7,670, which consists of liquors $3,883, cigarettes $366, meats $737, vegetables $322, live fishes $1,922, and eggs, rice, flours $440.

Organization Cost and Amortization

The Company incurred organization cost for setting up Yaboo, Inc in USA and the cost was $900, which was fully expensed as December 31, 2008.

Property, Plant, and Equipment Depreciation

Property, plant, and equipment are stated at cost.  Depreciation is being provided principally by straight line methods over the estimated useful lives of the assets.  As of December 31, 2008, there were no fixed assets in the Company’s balance sheets.

During September and October 2009, the Company incurred the remodeling and improvement for re-opening the restaurant business, the improvement was recorded as fixed asset to depreciate over 15 years with straight line method at mid month convention.  The net improvement balance as December 31, 2009 was $219,253, i.e., total remodeling cost of $222,341 minus depreciation $3,088.  The net improvement balance as of December 31, 2010 was $204,429, i.e. the total remodeling cost of $222,341 minus accumulated depreciation of $17.912.

YABOO, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE B - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property, Plant, and Equipment Depreciation (Continued)

The total remodeling and improvement cost incurred in 2009 consists of following:

2009 Remodeling and Improvement
	Materials	Labor	Total
Square & Parking Lot	$37,988	$56,982	$94,971
Gate & Sign	$18,641	$27,962	$46,603
Bar Table	$3,362	$5,043	$8,404
Entertainment Stage	$6,275	$9,412	$15,687
21 Private Dining Rooms	$12,066	$18,099	$30,165
Dormitory	$5,203	$7,804	$13,007
Sales Station	$4,517	$6,776	$11,293
Windows	$885	$1,327	$2,212

Total Cost	$88,936	$133,405	$222,341

Assessing and accounting for asset impairment:

An asset is impaired if the carrying amount exceeds its recoverable amount. Signs of impairment may be internal or external factors that would indicate that potentially the recoverable amount of an asset is less than its carrying value.

Leading to an impairment for Company’s assets may be a damage to particular assets/areas due to circumstances beyond Company’s control.

The Company is required to identify assets that may be impaired if an indication on impairment exists.

YABOO, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE B - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property, Plant, and Equipment Depreciation (Continued)

The Company would take steps to make sure that the assets impairment is adequately assessed and accounted for:

•	Maintenance of fixed assets register to ensure existence of adequate custody over fixed assets.

•	Physical verification of all Company owned assets to ensure location of fixed assets owned by the Company is known at all times.

•	The continuous reconciliation of fixed asset accounts to the Asset Management to ensure the University’s accounts reflect the detailed fixed asset register.

•	Authorization of all asset related transactions, such as acquisition, transfer, disposal and amendments.

•	Segregation of duties.

During the year 2009, and 2010, the Company did not find any indication of the assets damages or impairment, therefore there was no impairment loss assessed.

Operating Expenses

For the year ended December 31, 2009, the total operation expense was $206,196; for the year ended December 2010, the total operation expense was $248,169.

	Year 2010	Year 2009
Expense
Advertising and Promotion	$4,876.39	$11,862.93
Agent Service Fee	26.47	0.00
Automobile Expense	12,161.89	1,712.94
Bank Service Charges	383.52	234.63
Business License and Permit	2,426.31	216.00
China Operation Tax	15,192.91	3,222.03
Cleaning and Laundry	844.86	0.00
Depreciation Expense	14,824.00	3,088.00
Freight & Delivery	1,117.65	745.56
Meals and Entertainment	4,072.84	12,399.12
Misc Expenses	522.96	376.08
Office Supplies	2,697.81	8,066.68
Organization Cost	0.00	2,027.25
Payroll Expenses	111,949.58	60,473.04
Postage and Shipping Expense	559.56	2,318.51
Professional Fees
Professional Fees	24,185.70	22,500.00
Rent Expense	37,802.71	48,140.09
Repairs and Maintenance	1,262.53	5,243.60
Restaurant Supplies	5,400.73	8,755.00
Security	735.29	0.00
Software Fee	367.65	0.00
Telephone Expense	1,924.00	1,682.85
Travel Expense	2,844.67	8,394.16
Utilities	1,988.82	4,738.51
Total Expense	$248,168.85	$206,196.98

Advertising and promotion expense:

The advertising and promotion expense consists of newspaper, TV advertising, and direct mails. The Company would have a budget for advertising and promotion expense as 2-5% of sales. Due to the grand opening of the restaurant, the initial advertising expense was higher than the expected budget. The advertising on newspaper and TV were based on the purchase order basis for weekly advertising. After completing and satisfying with advertising design and settings, then the media companies began to advertise in newspapers or TV and at the same time issued the bills to the Company. Then the Company began to make payment. The Company adopted accrual accounting method, if the media companies did advertisement, and sent bills, but the Company did not make payment yet, the Company accrued as accounts payable. As of December 31, 2009, and December 31, 2010, there were no accounts payable balances related to advertising and promotion expense.

Concentration of credit risk

The Company maintains its cash in bank accounts which, at times, may exceed the federally insured limits.  The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

Net Loss Per Common Share

The Company computes per share amounts in accordance with ASC 260, “Earnings per Share”.  ASC 260 requires presentation of basis and diluted EPS.  Basic EPS is computed by dividing the income (loss) available to Common Shareholders by the weighted-average number of common shares outstanding for the period.  Diluted EPS is based on the weighted-average number of shares of common stock and common stock equivalents outstanding during the periods.

The Company only issued one type of shares, i.e., common shares only.  There are no other types securities were issued.  Accordingly, the diluted and basics net loss per common share are the same.

YABOO, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE B - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Net Loss Per Common Share (Continues):

The following table shows the calculations for basics and diluted net loss per common share for the year ended December 31, 2009.

Basic & Diluted EPS Computation Year 2009

Net Loss for the Year 2009			$(176,748)
Loss available to common stockholders			$(176,748)

Dates	Shares	Fraction of Period	Weighted -
Outstanding	Outstanding	On Daily Basis	Average Shares

January 1, 2009	47,278,000	1	47,278,000
December 31, 2009	-	1/ 365	0

Weighted-average shares			47,278,000

Basic & Diluted Net Loss Per Common Share	$(0.00)

Year 2010

Basic & Diluted EPS Computation

Net Loss			$(139,684)
Loss available to common stockholders			$(139,684)

Dates	Shares	Fraction of Period	Weighted -
Outstanding	Outstanding	On Daily Basis	Average Shares

January 1, 2010	47,278,000	1	47,278,000
December 31, 2010	-	1/ 365	0

Weighted-average shares			47,278,000

Basic & Diluted Net Loss Per Common Share	$(0.00)

YABOO, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE B - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation

The Company accounts for stock issued for services using the fair value method.  In accordance with ASC 718, Stock Compensation, the measurement date of shares issued for services is the date at which the counterparty’s performance is complete.  In the year 2009 and 2010, there were no stock-based compensation incurred.

Income Tax

The Company filed extension for corporate tax return Form 1120 to Internal Revenue Service and IL 1120 to the State of Illinois for the year 2010.  There were no income tax liabilities to Federal and State of IL due to the net loss.  There is no income tax for the State of Nevada.

Recent Accounting Pronouncements

The following pronouncements have become effective during the period covered by these financial statements or will become effective after the end of the period covered by these financial statements:

Pronouncement	Issued	Title

ASC 855	May 2009	Subsequent Events

ASC 105	June 2009	The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162

ASC 820	August 2009	Fair Value Measurements and Disclosures – Measuring Liabilities at Fair Value

ASC 260	September 2009	Earnings per Share – Amendments to Section 260-10-S99

ASC 820	September 2009	Investments in Certain Entities that Calculate Net Asset Value per Share (or Its Equivalent)

ASC 605	October 2009	Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements – a consensus of the FASB Emerging Issues Task Force

ASC 470	October 2009	Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing – a consensus of the FASB Emerging Issues Task Force

ASC 860	December 2009	Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets

ASC 505	January 2010	Accounting for Distributions to Shareholders with Components of Stock and Cash – a consensus of the FASB Emerging Issues Task Force

ASC 810	January 2010	Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary – a Scope Clarification

ASC 718	January 2010	Compensation – Stock Compensation (Topic 718): Escrowed Share Arrangements and the Presumption of Compensation

ASC 820	January 2010	Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements

ASC 810	February 2010	Consolidation (Topic 810): Amendments for Certain Investment Funds

ASC 815	March 2010	Derivatives and Hedging (Topic 815): Scope Exception Related to Embedded Credit Derivatives

ASC 310 Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses	July 2010
For public entities, the disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December
15, 2010.
For nonpublic entities, the disclosures are effective for annual reporting periods ending on or after December 15, 2011.

Management does not anticipate that the adoption of these standards will have a material impact on the financial statements.

NOTE C – RELATED PARTY TRANSACTIONS

Loans from Shareholders/Officers

On August 11, 2008, founder of the Company, Mr. Baoguo Jiang loaned $900.00 to the Company to setting up the corporation.  On December 1, 2008, the founder and CEO of the company, Baoguo Jiang, loaned $ 23,000 to the company for company operating.

As of December 31, 2008, a total of $ 23,900 was loaned from the founder and CEO of the company.

During the year 2009, the Company paid back the loan balance of $23,900 to Baoguo Jiang, and then incurred the new loan of $42,865 as of December 31, 2009.

During the year 2010, the total loans advanced by CEO to the Company was $42,575, and the balance of total loans from shareholder and officer as of December 31, 2010 was $85,440.

YABOO, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE C – RELATED PARTY TRANSACTIONS (Continued)

Loans from Shareholders/Officers (Continued)

The loan was for the company’s operation purpose without interest charge, the loan may be requested to pay off as long as the Company can generate sufficient cash flows.

Loans from shareholders Table:
Loans from shareholders

Loan from CEO ( Organization Cost ) 8/11/2008	$900
Advance from CEO 12/1/2008	$23,000
Total loans from shareholders and officer at 12/31/2008	$23,900

Repay loans to officer at 3/11/2009	$(900)
Repay loans to shareholder at 11/13/2009	$(23,000)
Advance from CEO, 12/31/2009	$42,865

Balance: Loans from shareholders at 12/31/2009	$42,865

Repay loans to shareholder at 2/28/2010	$(2,647.00)
Advance from CEO at 4/30/2010	20,588
Advance from CEO at 6/22/2010	8,824
Repay loans to shareholder at 6/30/2010	(16,689)
Advance from CEO at 7/15/2010	8,824
Repay loans to shareholder at 9/28/2010	(4,720)
Advance from CEO at 10/31/2010	9,895
Advance from CEO at 11/29/2010	18,500

Total loans from shareholders and officer at 12/31/2010	$42,575.00

Balance: Loans from shareholders at 12/31/2010	$85,440

YABOO, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE C – RELATED PARTY TRANSACTIONS (Continued)

Common Shares Issued to Executive and Non-Executive Officers and Directors

As of December 31, 2008, total 37,800,000 shares were issued to officers and directors.  Please see the Table below for details:

Name	Title	Share QTY	Date	% of Common Share
Baoguo Jiang	CEO	27,800,000	8/12/08	58.80%
Zhanmin Gao	Secretary	5,000,000	12/1/08	10.58%
Zhongming Wang	Vice President	5,000,000	12/1/08	10.58%
TOTAL		37,800,000		79.95%

There were no shares issued to executive and non-executive officers and directors in 2009 and 2010.

NOTE D – SHAREHOLDERS’ EQUITY

Under the Company’s Articles of Incorporation dated August 11, 2008, the Company is authorized to issue 500,000,000 shares of capital stock with a par value of $0.001.

On August 11, 2008, the Company was incorporated in the State of Nevada.

On August 12, 2008, the Company issued 500,000 shares to the founders of the Company, Baoguo Jiang at $0.001 per share or $500 for common stock (stock subscription receivable).  The $500 was received in October 2008.

On August 31, 2008, the Company issued total 27,400,000 shares to the founder and CEO of the company, Baoguo Jiang, at $0.005 per share or $137,000 for common stock (stock subscription receivable).  The $137,000 was received on December 1, 2008.

On October 30, 2008, the Company issued total 16,000,000 shares to the founder and CEO of the company, Baoguo Jiang, at $0.01 per share or $160,000 for common stock (stock subscription receivable).  The $160,000 was received on December 1, 2008.

YABOO, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE D – SHAREHOLDERS’ EQUITY (Continued)

On December 1, 2008, the founder and CEO of the company, Baoguo Jiang, transferred 16,100,000 of his share as gift to 5 individual.

On December 1, 2008, the founder and CEO of the company, Baoguo Jiang, transferred total 16,100,000 of his share as gift to 5 individual. All transferred shares were restricted shares subject to SEC rule 144 and would be hold for at least 6 months, beginning with the date when the securities were bought and fully paid, i.e., December 1, 2008.  Detail list as follow:

Name	Transfer Date	Shares QTY
Zhanmin Gao	12/1/2008	5,000,000
Zhongming Wang	12/1/2008	5,000,000
Jianhua Li	12/1/2008	6,000,000
Xinwei Shi	12/1/2008	50,000
Lijun Jia	12/1/2008	50,000
Total		16,100,000

On December 31, 2008, additional 3,142,000 shares were issued to 52 non-affiliated shareholders at $ 0.05 per share or $ 157,100 for common stocks

On December 31, 2008, 236,000 shares were issued to Williams Law Group at $ 0.05 per share for the legal service value $ 11,800.

There were no shares issued in 2009 and 2010.

As of December 31, 2010, the total 47,278,000 shares were issued and outstanding.

NOTE E – Acquisition of Qilin Bay

In October 22, 2009, Yaboo Agriculture (Taizgou) Co, Ltd. acquired the 100% ownership of a Chinese restaurant, Qilin Bay Restaurant Co., Ltd. (“Qilin Bay”), owned by Taizhou Sunny Agricultural Development Co., Ltd.  Taizhou Sunny Agricultural Development Co., Ltd. was 100% owned and operated by local district government, Hailing Modern Agricultural Demonstration Zone Administration Office.

YABOO, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE E – Acquisition of Qilin Bay (Continued)

Qilin Bay Restaurant Co., Ltd. (“Qilin Bay”), was incorporated on July 16, 2008 by Taizhou Sunny Agricultural Development Co., Ltd. to operate a specialty fresh food restaurant located in North Jiangzhou Road, Hailing Modern Agriculture Demonstration Zone, Hailing District, Taizhou City, Jiangsu Province, China.  After Qilin Bay was incorporated and licensed to conduct restaurant business, Qinlin Bay conducted the restaurant business from August 2008 to December 2008, then the restaurant business was closed, and the Qilin Bay was inactive from January to September 2009.

In September 22, 2009,  Yaboo Agriculture (Taizhou) Co., signed an agreement with Taizhou Sunny Agricultural Development Co., Ltd to initiate the transferring the ownership of Qilin Bay.  Yaboo Agriculture (Taizhou) Co., Ltd agreed to pay cash of $146,455 to Taizhou Sunny Agricultural Development Co., Ltd., for the 100% ownership of Qilin Bay.

Based on the appraised value of Qilin Bay, at Qilin Bay’s books, Qilin Bay was inactive and there was an only asset, $146,455 balance at bank account.  The fair value of Qilin Bay was appraised as $146,455, which is equal to the amount at bank account.  Accordingly, Yaboo Agriculture (Taizhou) Co., Ltd. paid cash of $146,455 to the owner of the Qilin Bay, Taizhou Sunny Agricultural Development Co., Ltd., for the 100% ownership of bank account of $146,455 Qilin Bay, in fact acquired the restaurant business through this acquisition.  There was no goodwill or no comprehensive other income recognized at this acquisition.

According to ASC 805, the transaction has been accounted for using the acquisition method of accounting which requires, that most assets acquired and liabilities assumed be recognized at the fair values as of acquisition date.  The following table summarizes the amounts recognized for assets acquired and liabilities assumed as of the acquisition date.

As of September 22, 2009:	Amounts recognized as of Acquisition Date

Agriculture Bank Account Balance	$146,455
Property, plant and equipment	0.00
Other noncurrent assets	0.00
Long-term debt	0.00
Other noncurrent liabilities	0.00
Total identifiable net assets	0.00
Net assets acquired	$146,455

Total consideration (cash) transferred	$146,455

YABOO, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE E – Acquisition of Qilin Bay (Continued)

After acquisition of the Qilin Bay Restaurant, the restaurant was remodeled and started to operate after October 2009.  The gross sales revenue generated through the restaurant was $117,547 and 267,426 for the year 2009 and 2010 respectively.

NOTE F – GOING CONCERN

As shown in the accompanying financial statements which have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern, the Company has incurred operating losses of $190,023 for the period August 11, 2008 (date of inception) through December 31, 2009, and the net loss of 139,684 for the year 2010.  The accumulated total loss was $329,707 for the cumulative period from August 11, 2008 (date of inception) through December 31, 2010.

There is no guarantee that the Company will be able to raise enough capital or generate more revenues to sustain its operations and carry out its business plan.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The financial statements do not include any adjustments relating to the carrying amounts of recorded assets or the carrying amounts and classification of recorded liabilities that may be required should the Company be unable to continue as a going concern.

The Company’s lack of operating history and financial resources also raise substantial doubt about its ability to continue as a going concern.  The financial statements do not include adjustments that might result from the outcome of this uncertainty and if the Company is unable to generate significant revenue or secure financing, then the Company may be required to cease or curtail its operations.

YABOO, INC.
Dated _____________, 2011

Selling shareholders are offering up to 2,502,000 shares of common stock.  The selling shareholders will offer their shares at $0.15 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Our common stock is not now listed on any national securities exchange, the NASDAQ stock market or the OTC Bulletin Board.

Dealer Prospectus Delivery Obligation

Until _________ (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Under Nevada law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person:

(a) Is not liable pursuant to NRS 78.138 [Directors and officers: Exercise of powers; performance of duties; presumptions and considerations; liability to corporation and stockholders]; or

(b) Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM	AMOUNT

SEC Registration Fee*	$25
Legal Fees and Expenses	50,000
Accounting Fees and Expenses*	50,000

Total*	$100,025

* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

On August 12, 2008, the Company issued 500,000 shares to the founders of the Company, Baoguo Jiang at $0.001 per share or $ 500 for common stock (stock subscription receivable).

On August 31, 2008, the Company issued total 27,400,000 shares to the founder and CEO of the company, Baoguo Jiang, at $0.005 per share or $ 137,000 for common stock (stock subscription receivable).

On October 30, 2008, the Company issued total 16,000,000 shares to the founder and CEO of the company, Baoguo Jiang, at $0.01 per share or $ 160,000 for common stock (stock subscription receivable).

On December 1, 2008, the founder and CEO of the company, Baoguo Jiang, transferred 16,100,000 of his share as gift to 5 individual. Detail list as follow:

Name	Transfer Date	Shares QTY
Zhanmin Gao	12/1/2008	5,000,000
Zhongming Wang	12/1/2008	5,000,000
Jianhua Li	12/1/2008	6,000,000
Xinwei Shi	12/1/2008	50,000
Lijun Jia	12/1/2008	50,000
Total		16,100,000

On December 31, 2008, additional 3,142,000 shares were issued to 52 shareholders at $ 0.05 per share or $ 157,100 for common stocks. Detail as follow:

Name	Share QTY	Purchase Date	Amount ($0.05) Per Share	Total Shares
Zhiling Yan	20,000	12/9/08	$1,000.00	20,000
Wenquan Li	1,000,000	12/10/08	$50,000.00	1,000,000
Chunming Shen	60,000	12/10/08	$3,000.00	60,000
Jing Yan	20,000	12/11/08	$1,000.00	20,000
Xiaoyan Gao	20,000	12/12/08	$1,000.00	20,000
Meijuan Li	60,000	12/12/08	$3,000.00	60,000
Meilan Cong	40,000	12/12/08	$2,000.00	40,000
Yu Yan	20,000	12/12/08	$1,000.00	20,000
Xiaomeng Lv	20,000	12/12/08	$1,000.00	20,000
Lei Yang	20,000	12/12/08	$1,000.00	20,000
Xueqin Chen	20,000	12/12/08	$1,000.00	20,000
Chanlong Ju	20,000	12/12/08	$1,000.00	20,000
Shilan Dai	20,000	12/12/08	$1,000.00	20,000
Lan Dong	40,000	12/15/08	$2,000.00	40,000
Haosheng Dong	20,000	12/15/08	$1,000.00	20,000
Linyan Yan	20,000	12/15/08	$1,000.00	20,000
Guohua Mao	20,000	12/16/08	$1,000.00	20,000
Fangzhou Mao	20,000	12/16/08	$1,000.00	20,000
Gang Zhao	20,000	12/16/08	$1,000.00	20,000
Bing Dong	20,000	12/17/08	$1,000.00	20,000
Shaofeng Qu	20,000	12/18/08	$1,000.00	20,000
Supin Wang	20,000	12/18/08	$1,000.00	20,000
Yanqiu Qu	20,000	12/18/08	$1,000.00	20,000
Zhiyin Cao	20,000	12/18/08	$1,000.00	20,000
Peiqin Yu	20,000	12/18/08	$1,000.00	20,000
Jixiang Shun	20,000	12/18/08	$1,000.00	20,000
Lianzi Fu	20,000	12/18/08	$1,000.00	20,000
Xiaosong Dong	20,000	12/18/08	$1,000.00	20,000
Qing Zhao	20,000	12/18/08	$1,000.00	20,000
Tian Yan	60,000	12/19/08	$3,000.00	60,000
Jinbao Liang	60,000	12/19/08	$3,000.00	60,000
Xiujie Han	60,000	12/21/08	$3,000.00	60,000
Xianqi Chen	20,000	12/21/08	$1,000.00	20,000
Ailing Zhu	20,000	12/22/08	$1,000.00	20,000
Ruomin Wang	20,000	12/22/08	$1,000.00	20,000
Yanping Wei	40,000	12/22/08	$2,000.00	40,000
Qiang Xu	100,000	12/23/08	$5,000.00	100,000
Xingyi Li	140,000	12/23/08	$7,000.00	140,000
Fengqing Huang	60,000	12/23/08	$3,000.00	60,000
Chunling Bi	22,000	12/23/08	$1,100.00	22,000
Huisen Lu	100,000	12/23/08	$5,000.00	100,000
Sherman Tong	100,000	12/23/08	$5,000.00	100,000
Baocai Jiang	60,000	12/23/08	$3,000.00	60,000
Baoku Jiang	20,000	12/23/08	$1,000.00	20,000
Guilan Yu	20,000	12/23/08	$1,000.00	20,000
Baofu Jiang	20,000	12/23/08	$1,000.00	20,000
Shuhong Cheng	20,000	12/23/08	$1,000.00	20,000
Guiping Su	20,000	12/26/08	$1,000.00	20,000
Jishan Dong	100,000	12/26/08	$5,000.00	100,000
Baoxia Jiang	200,000	12/30/08	$10,000.00	200,000
Yu Xia	100,000	12/30/08	$5,000.00	100,000
Limin Dai	100,000	12/31/08	$5,000.00	100,000

On December 31, 2008, 236,000 shares were issued to Williams Law Group at $ 0.05 per share for the legal service value $11,800.  All of the above shareholders except Williams Law Group are not citizens or residents of the United States.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions.
•	Restrictive legends were and will be placed on all certificates issued as described above.
•	The distribution did not involve general solicitation or advertising.
•	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Regulation S was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions;
•	We placed Regulation S required restrictive legends on all certificates issued;
•	No offers or sales of stock under the Regulation S offering were made to persons in the United States;
•	No direct selling efforts of the Regulation S offering were made in the United States.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•	Access to all our books and records.
•	Access to all material contracts and documents relating to our operations.
•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

Item 3

1	Articles of Incorporation of Yaboo, Inc. *
2	Bylaws of Yaboo, Inc. *
3	Organizational Documents of Yaboo Agriculture (Taizhou) Co. Ltd. **[English Version - complete]
4	Organizational Documents of Qilin Bay Ecological Restaurant Co., Ltd. *

Item 4

1	Form of common stock Certificate of Yaboo, Inc.(1)

Item 5

1	Legal Opinion of Williams Law Group, P.A.**

Item 10

1	Lease*

Item 21

Yaboo Agriculture (Taizhou) Co. Ltd.
Qilin Bay Ecological Restaurant Co., Ltd.

Item 23

1	Consent of Enterprise CPAs, Ltd. **
2	Consent of Williams Law Group, P.A. (included in Exhibit 5.1)**

All other Exhibits called for by Rule 601 of Regulation SK are not applicable to this filing.

(1)	Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

*previously filed
**filed herewith

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

b.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Taizhou China on May 2, 2011.

Yaboo, Inc.

Title	Name	Date	Signature
Chairman	Baoguo Jiang	May 2, 2011	/s/ Baoguo Jiang

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	NAME	TITLE	DATE
/s/ Baoguo Jiang	Baoguo Jiang	Chairman of the Board/Principal Executive Officer and Principal Accounting/Financial Officer	May 2, 2011

/s/ Zhanming Gao	Zhanming Gao	Secretary, Director	May 2, 2011

/s/ Zhongming Wang	Zhongming Wang	Vice President, Director	May 2, 2011